                                                                EXHIBIT 2.14(b)
                                                                  CONFORMED COPY









                            REORGANIZATION AGREEMENT

                                      AMONG

                          CHARTER COMMUNICATIONS, INC.
                                 ON THE ONE HAND

                                       AND

                TCI TKR OF ALABAMA, INC. AND TCI SOUTHEAST, INC.
                                ON THE OTHER HAND



                                   DATED AS OF

                                FEBRUARY 26, 2001

















                                                                         ALABAMA
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                                TABLE OF CONTENTS

                                                                                      PAGE
1.  Definitions. .................................................................      1

    1.1.   1992 Cable Act ........................................................      1
    1.2.   Affiliate .............................................................      1
    1.3.   Assets ................................................................      2
    1.4.   AT&T ..................................................................      2
    1.5.   Average Trading Price .................................................      2
    1.6.   Basic Services ........................................................      2
    1.7.   Books and Records .....................................................      2
    1.8.   Business ..............................................................      3
    1.9.   Business Day ..........................................................      3
    1.10.  Charter Class A Common Stock ..........................................      3
    1.11.  Charter Class A Per Share Value .......................................      3
    1.12.  Closing ...............................................................      3
    1.13.  Closing Date ..........................................................      3
    1.14.  Closing ...............................................................      3
    1.15.  Communications Act ....................................................      3
    1.16.  Contracts .............................................................      3
    1.17.  Encumbrance ...........................................................      4
    1.18.  Environmental Law .....................................................      4
    1.19.  Equipment .............................................................      4
    1.20.  Equivalent Basic Subscribers (or EBSs) ................................      4
    1.21.  Excluded Assets .......................................................      5
    1.22.  Expanded Basic Service ................................................      7
    1.23.  FCC ...................................................................      7
    1.24.  Franchises ............................................................      7
    1.25.  GAAP ..................................................................      7
    1.26.  Governmental Authority ................................................      7
    1.27.  Hazardous Substances ..................................................      7
    1.28.  Intangibles ...........................................................      8
    1.29.  Intangibles ...........................................................      8
    1.30.  Legal Requirement .....................................................      8
    1.31.  FCC ...................................................................      8
    1.32.  Losses ................................................................      8
    1.33.  Material Adverse Effect ...............................................      9
    1.34.  Maximum Per Share Value ...............................................      9
    1.35.  Minimum Per Share Value ...............................................      9
    1.36.  MVPD ..................................................................      9
    1.37.  Pay TV ................................................................      9
    1.38.  Permitted Encumbrances ................................................      9
    1.39.  Person ................................................................     10
    1.40.  Real Property .........................................................     10


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
    1.41.  Required Consents .....................................................     10
    1.42.  Service Area ..........................................................     10
    1.43.  System Employees ......................................................     10
    1.44.  System ................................................................     10
    1.45.  Taxes .................................................................     10
    1.46.  Third Party ...........................................................     11
    1.47.  Trading Day ...........................................................     11
    1.48.  Transaction ...........................................................     11
    1.49.  Valuation Period ......................................................     11
    1.50.  Other Definitions .....................................................     11

2.  Contribution, Purchase and Sale of Assets; Assumed Obligations and Liabilities.    13

    2.1.   Contribution ..........................................................     13
    2.2.   Assumed Obligations and Liabilities ...................................     13
    2.3.   Transfer of Company Interests .........................................     14

3.  Share Consideration. .........................................................     14

    3.1.   Share Consideration ...................................................     14
    3.2.   Adjustments to Prevent Dilution .......................................     14
    3.3.   Adjustments to Purchase Price .........................................     15
    3.4.   Determination of Adjustments ..........................................     17

4.  Representations and Warranties of Seller. ....................................     19

    4.1.   Organization and Qualification ........................................     19
    4.2.   Authority and Validity ................................................     19
    4.3.   No Conflict;  Required Consents .......................................     19
    4.4.   Assets ................................................................     20
    4.5.   Franchises and Licenses ...............................................     20
    4.6.   Contracts .............................................................     21
    4.7.   Real Property .........................................................     22
    4.8.   Environmental Matters .................................................     23
    4.9.   Compliance with Legal Requirements ....................................     23
    4.10.  Patents, Trademarks and Copyrights ....................................     24
    4.11.  Financial Statements ..................................................     24
    4.12.  Absence of Certain Changes ............................................     25
    4.13.  Legal Proceedings .....................................................     25
    4.14.  Tax Returns; Other Reports ............................................     25
    4.15.  Employment Matters ....................................................     26
    4.16.  System Information ....................................................     27
    4.17.  Finders and Brokers ...................................................     28
    4.18.  Disclosure ............................................................     28
    4.19.  Securities Law Matters ................................................     28
    4.20.  Investment Company ....................................................     28


                                       ii
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
    4.21.  Seller Tax Matters ....................................................     29

5.  Buyer's Representations and Warranties. ......................................     29

    5.1.   Organization and Qualification ........................................     29
    5.2.   Authority and Validity ................................................     29
    5.3.   No Conflicts; Required Consents .......................................     29
    5.4.   Finders and Brokers ...................................................     30
    5.5.   Legal Proceedings .....................................................     30
    5.6.   Securities Law Matters ................................................     30
    5.7.   Investment Company ....................................................     30
    5.8.   Balance Sheet .........................................................     30
    5.9.   Delivery of Share Consideration .......................................     31
    5.10.  SEC Filings; Financial Information ....................................     31
    5.11.  Buyer Tax Matters .....................................................     31

6.  Additional Covenants. ........................................................     32

    6.1.   Access to Premises and Records ........................................     32
    6.2.   Continuity and Maintenance of Operations; Financial Statements ........     32
    6.3.   Employee Matters ......................................................     36
    6.4.   Leased Vehicles; Other Capital Leases .................................     41
    6.5.   Consents ..............................................................     41
    6.6.   Title Commitments and Surveys .........................................     43
    6.7.   HSR Notification ......................................................     44
    6.8.   Notification of Certain Matters .......................................     44
    6.9.   Risk of Loss; Condemnation ............................................     44
    6.10.  Transfer Taxes; Ad Valorem Obligations ................................     45
    6.11.  Updated Schedules .....................................................     46
    6.12.  Use of Seller's Name ..................................................     47
    6.13.  Transitional Billing Services .........................................     47
    6.14.  Transition of High Speed Data Services ................................     47
    6.15.  Certain Notices .......................................................     48
    6.16.  Satisfaction of Conditions ............................................     48
    6.17.  Bulk Transfers ........................................................     48
    6.18.  Programming Matters ...................................................     48
    6.19.  Cooperation as to Rates and Fees ......................................     48
    6.20.  Cooperation on Pending Litigation .....................................     49
    6.21.  Confidentiality .......................................................     50
    6.22.  Lien Searches .........................................................     51
    6.23.  Further Assurances ....................................................     51
    6.24.  Expired Leases ........................................................     51
    6.25.  Environmental Assessment ..............................................     51
    6.26.  No Offers .............................................................     52
    6.27.  Taxes .................................................................     52
    6.28.  Distant Broadcast Signals .............................................     52
    6.29.  System Telephone Services .............................................     53


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
    6.30.  Implementation of Voting Trust or other Restructuring .................     53
    6.31.  Formation of Company ..................................................     54
    6.32.  Dissolution of Seller .................................................     54
    6.33.  Buyer Tax Covenants ...................................................     54
    6.34.  Sale of Charter Class A Common Stock ..................................     54

7.  Conditions to Closing. .......................................................     54

    7.1.   Conditions to the Obligations of Buyer and Seller .....................     54
    7.2.   Conditions to the Obligations of Buyer ................................     55
    7.3.   Conditions to Obligations of Seller ...................................     57

8.  Closing. .....................................................................     57

    8.1.   Time and Place of Closing .............................................     57
    8.2.   Seller's Delivery Obligations .........................................     57
    8.3.   Buyer's Delivery Obligations ..........................................     58

9.  Termination. .................................................................     59

    9.1.   Events of Termination .................................................     59
    9.2.   Liabilities in Event of Termination ...................................     59

10. Survival of Representations and Warranties; Indemnification. .................     60

    10.1.  Survival of Representations and Warranties ............................     60
    10.2.  Indemnification by Seller .............................................     60
    10.3.  Indemnification by Buyer ..............................................     60
    10.4.  Third Party Claims ....................................................     61
    10.5.  Limitations on Indemnification - Seller ...............................     62
    10.6.  Limitations on Indemnification - Buyer ................................     63
    10.7.  Sole Remedy ...........................................................     63
    10.8.  Treatment of Indemnity and Other Payments .............................     63

11. Miscellaneous. ...............................................................     63

    11.1.  Parties Obligated and Benefited .......................................     63
    11.2.  Notices ...............................................................     64
    11.3.  Attorneys' Fees .......................................................     65
    11.4.  Right to Specific Performance .........................................     65
    11.5.  Disclaimer of Warranty ................................................     65
    11.6.  Waiver ................................................................     65
    11.7.  Captions ..............................................................     65
    11.8.  Choice of Law .........................................................     65
    11.9.  Terms .................................................................     65
    11.10.     Rights Cumulative .................................................     66
    11.11. Further Actions .......................................................     66
    11.12. Time ..................................................................     66


                                       iv
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
    11.13. Late Payments .........................................................     66
    11.14. Counterparts ..........................................................     67
    11.15. Entire Agreement ......................................................     67
    11.16. Severability ..........................................................     67
    11.17. Construction ..........................................................     67
    11.18. Expenses ..............................................................     67
    11.19. Commercially Reasonable Efforts .......................................     67
    11.20. Guaranty and Suretyship Matters .......................................     67


LIST OF EXHIBITS AND SCHEDULES

Exhibit A         Bill of Sale and Assignment and Assumption Agreement
Exhibit B         Form of Escrow Agreement
Exhibit C         Bill of Sale for Company Interests
Exhibit D         Form of Seller's Counsel Opinion
Exhibit E         Form of Buyer's Counsel Opinion
Exhibit F         Form of Registration Rights Agreement

Schedule 1.21     Excluded Assets
Schedule 1.38     Permitted Encumbrances
Schedule 1.44     Systems and Service Area
Schedule 4.3      Required Consents
Schedule 4.4      Encumbrances; Exceptions to Operating Condition of Equipment
Schedule 4.5      Franchises and Licenses
Schedule 4.6      Contracts
Schedule 4.7      Real Property
Schedule 4.8      Environmental Matters
Schedule 4.9      Section 626 Exceptions
Schedule 4.12     Absence of Certain Changes
Schedule 4.13     Legal Proceedings
Schedule 4.14     Tax Matters
Schedule 4.15     Employment Matters
Schedule 4.16     System Information
Schedule 6.2      Permitted Activities

                            REORGANIZATION AGREEMENT



      This Reorganization Agreement ("Agreement") is made as of the 26th day of February, 2001, by and among TCI Southeast, Inc., a Delaware corporation ("AT&T Parent"), TCI TKR of Alabama, Inc., a Delaware corporation ("Seller"), and Charter Communications, Inc., a Delaware corporation ("Buyer").


                                    RECITALS

      A. This Agreement sets forth the terms upon which Seller will convey, or cause to be conveyed, to a newly-formed Delaware limited liability company wholly owned by Seller ("Company") substantially all of the assets of the Business (as defined below), and Seller will thereafter transfer to Buyer all of its interest in Company.

      B. Seller and Buyer intend that, for federal income tax purposes, the acquisition and transfer contemplated by this Agreement will qualify as a "reorganization" under the provisions of Section 368(a) of the Code, and the rules and regulations promulgated thereunder.

      C. This Agreement is being made concurrently with that Asset Purchase Agreement among Marcus Cable of Alabama, L.L.C., on the one hand, and TCI of Selma, Inc., TCI of Lee County, Inc., TCI Cablevision of Alabama, Inc., Alabama T.V. Cable, Inc., and AT&T Parent, on the other (the "Related Agreement").

      D. The purpose of this Agreement is to set forth the definitive terms upon which such transfers will take place.


                                   AGREEMENTS

      In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

      1. DEFINITIONS.

      In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

            1.1. 1992 Cable Act. The Cable Television Consumer Protection and Competition Act of 1992, as amended, and the FCC rules and regulations promulgated thereunder.

            1.2. Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise. For purposes of this Agreement, At Home Corporation and its subsidiaries and Liberty Media Corporation and its subsidiaries will not be treated as Affiliates of Seller.

            1.3. Assets. All assets, properties, privileges, contracts, licenses, permits, franchises, authorizations, rights, interests, claims and other properties, real and personal, tangible and intangible, of every type and description (a) that are owned, leased, held for use or used in the Business, and (b) in which Seller or any of its Affiliates has any right, title or interest or in which Seller or any of its Affiliates acquires any right, title or interest on or before the Closing Time. The Assets include the Franchises, Licenses, Intangibles, Contracts, Equipment (including Equipment used by AT&T Broadband Network Solutions, Inc. ("NSI"), solely in connection with the provision of services associated with the Systems or reflected in the Financial Statements, including under the Contracts between NSI and Third Parties listed on SCHEDULE 4.6), Books and Records, Real Property and deposits relating to the Business that are held by Third Parties for the account of Seller or for security for Seller's performance of its obligations, but excluding any Excluded Assets and any assets disposed of prior to the Closing Date in the ordinary course of business and not in violation of this Agreement.

            1.4. AT&T. AT&T Broadband, LLC, a Delaware limited liability company.

            1.5. Average Trading Price. With respect to the Charter Class A Common Stock, the average for the Valuation Period of (i) the last reported sales prices, regular way, as reported on the principal national securities exchange on which such securities are listed or admitted for trading on each Trading Day during the Valuation Period or (ii) if such securities are not listed or admitted for trading on any national securities exchange, the last reported sales prices, regular way, as reported on the Nasdaq National Market or, if such securities are not listed on the Nasdaq National Market, the average of the highest bid and lowest asked prices on each such Trading Day as reported on the Nasdaq Stock Market, or (iii) if such securities are not listed or admitted to trading on any national securities exchange, the Nasdaq National Market or the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on each such Trading Day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization (subject to adjustments to prevent dilution as provided in Section 3.2).

            1.6. Basic Services. The lowest tier of service offered to subscribers of a System.

            1.7. Books and Records. All engineering records, files, data, drawings, blueprints, schematics, as-built System maps, reports, lists, title policies and title reports, plans, surveys, procedures and processes and all other files of correspondence, lists, records, agreements, amendments, notices, consents and reports to the extent concerning the Assets or the Business, including subscribers and prospective subscribers of the Systems, signal and program carriage and dealings with Governmental Authorities with respect to the Systems, including all reports filed with respect to the Systems by or on behalf of Seller or any of its Affiliates with the FCC and statements of account filed with respect to the Systems by or on behalf of Seller or any of its Affiliates with the U.S. Copyright Office, but excluding all corporate records, all financial and tax records not solely related to the operation of the Systems, and all documents, reports and records relating to any of the System Employees.

            1.8. Business. The cable television business and other revenue-generating businesses and operations relating to the Systems that are conducted by Seller or any of its Affiliates through the Systems.

            1.9. Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

            1.10. Charter Class A Common Stock. Shares of Class A Common Stock of Charter.

            1.11. Charter Class A Per Share Value. Either (a) the Average Trading Price, or (b) if the Average Trading Price is less than the Minimum Per Share Value, the Minimum Per Share Value, or (c) if the Average Trading Price is greater than the Maximum Per Share Value, the Maximum Per Share Value.

            1.12. Closing. The consummation of the transactions contemplated by this Agreement, as described in Section 8.

            1.13. Closing Date. The date on which the Closing occurs.

            1.14. Closing Time. 11:59 p.m., local time at the location of the Assets, as applicable, on the Closing Date.

            1.15. Communications Act. The Communications Act of 1934, as amended, and the rules and regulations of the FCC promulgated thereunder and currently in effect. Section 626 of the Communications Act refers to 47 U.S.C. section 546.

            1.16. Contracts. All contracts, bonds, indentures, leases, notes, certificates, options, warrants, rights and other instruments, documents, obligations and agreements (in each case, other than Franchises, Licenses and those relating to Real Property), whether written or oral, to which Seller or any of its Affiliates is a party and which relate to the operation of the Business, including the lease agreements for Equipment, pole attachment agreements, underground conduit agreements, retransmission consent agreements, and multiple dwelling bulk billing or commercial service agreements.

            1.17. Encumbrance. Any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, consignment or bailment given for purposes of security, indenture, pledge, option, encumbrance, deed of trust, constructive trust or other trust, claim, attachment, charge, assessment, restriction on transfer or any exception to or defect in title or other ownership (legal or equitable) interest (including reservations, rights of way, possibilities of reverter, encroachments, protrusions, easements, rights of entry, rights of first refusal, rights of first offering, restrictive covenants, conditions, leases and licenses) of any kind, which constitutes an interest in property, whether arising pursuant to any Legal Requirement, License, Franchise, Contract or otherwise.

            1.18. Environmental Law. Any applicable Legal Requirement relating to pollution or governing the protection of the environment, including CERCLA, OSHA, and RCRA and including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or presence of Hazardous Substances.

            1.19. Equipment. All electronic devices, trunk and distribution coaxial and optical fiber cable, headend amplifiers, line amplifiers, drops, power supplies, conduit, vaults and pedestals, grounding and pole hardware, towers (other than towers on owned Real Property which are fixtures thereon and a part thereof), tower equipment, distribution systems, microwave equipment, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other tangible personal property owned or leased by Seller or any of its Affiliates and used in the Business.

            1.20. Equivalent Basic Subscribers (or EBSs). As of any date of determination and for each Service Area served by a System, the sum of (a) the total number of private residential customer accounts that are billed by individual unit for at least Basic Services (regardless of whether such accounts are in single-family homes or in individually billed units in apartment buildings or other multi-unit buildings), but exclusive of "second connects" and "additional outlets" as such terms are commonly understood in the cable television industry; and (b) the quotient of (i) the total monthly billings for sales of Basic Services and Expanded Basic Services by such System for such Service Area during the most recent billing period ended prior to the date of calculation to commercial, bulk-billed and other accounts not billed by individual unit (whether on a discounted or non-discounted basis), but excluding billings in excess of a single month's charges for any account, divided by (ii) the standard monthly combined rate (without discount of any kind) charged by such System for such Service Area to individually billed subscribers for Basic Services and

      Expanded Basic Services offered by such System in effect during such billing period. For purposes of calculating the number of EBSs, there will be excluded: (A) all accounts billed by individual unit that are, and all billings to any commercial, bulk-billed and other accounts not billed by individual unit that are, more than 60 days past due in the payment of any amount in excess of the lesser of $7.50 or the standard rate charged for Basic Services at the time of determination; (B) any accounts billed by individual unit and all commercial, bulk-billed and other accounts not billed by individual unit that, as of the date of calculation, have not paid in full the charges for at least one full month of the subscribed service; (C) that portion of the billings to all accounts billed by individual unit included in clause (b) above and any commercial bulk-billed and other accounts not billed by individual unit representing an installation or other non-recurring charge, a charge for equipment or for any outlet or connection other than the first outlet or first connection in any individually billed unit or, with respect to a bulk account, in any residential unit (e.g., an individual apartment or rental unit), a charge for any tiered service other than Expanded Basic Services (whether or not included within Pay TV), any charge for Pay TV or a pass-through charge for sales Taxes, line-itemized franchise fees, fees charged by the FCC and the like; (D) any individually billed unit and all billings to any commercial, bulk-billed and other accounts not billed by individual unit whose service is pending disconnection for any reason; (E) any individually billed unit and all billings to any commercial, bulk-billed and other accounts not billed by individual unit that was solicited within the 60-day period preceding the Closing Date to purchase such services by promotions or offers of discounts other than those ordinarily made by Seller; and (F) any account for which Basic Services are provided free of charge.

            1.21. Excluded Assets. All:

                  1.21.1. Programming Contracts (including music programming Contracts and Contracts with Starz!/Encore), cable guide Contracts (including TV Guide and interactive programming guide Contracts), and Contracts to which other cable systems of Seller or its Affiliates are subject (including the NCE Agreement, Contracts between Seller and its Affiliates and NSI, master retransmission consent Contracts, master billing Contracts and master multiple dwelling unit Contracts (but not any subordinate multiple dwelling unit Contracts that incorporate the terms of such master Contracts by reference)), other than any such Contracts (or interests therein) listed on SCHEDULE 4.6;

                  1.21.2. Seller Plans (as defined in Section 4.15.2) and any cash, reserve, trust or funding arrangement held or set aside for the payment of benefits under such Seller Plans;

                  1.21.3. Insurance policies and rights and claims under insurance policies (except as otherwise provided in Section 6.9);

                  1.21.4. Bonds, letters of credit, surety instruments and other similar items;

                  1.21.5. Except for petty cash to the extent transferred to Buyer, cash and cash equivalents, including cash relating to subscriber prepayments and deposits, and notes receivable;

                  1.21.6. Subject to Buyer's rights under Section 6.12, trademarks, trade names, service marks, service names, logos, patents, copyrights and other intellectual property or proprietary rights of Seller or any of its Affiliates, except for software which is not an Excluded Asset under Section 1.21.14;

                  1.21.7. Subscriber billing Contracts and related equipment if not owned by Seller or any of its Affiliates;

                  1.21.8. Assets, rights and properties of Seller or its Affiliates used or held for use other than primarily in connection with the business operations of the Systems; provided, however, notwithstanding the foregoing, Assets which produce revenues that are set forth on the Financial Statements will not constitute Excluded Assets pursuant to this
      Section 1.21.8;

                  1.21.9. Except (a) accounts receivable and (b) any other claim, right or interest to the extent reflected in the adjustment to the Purchase Price determined pursuant to Section 3.3, all claims, rights and interests in and to any refunds of, or amounts credited against, Taxes or fees of any nature, including franchise and copyright fees, or any other claims against Third Parties, relating to the operation of the Systems prior to the Closing Time;

                  1.21.10. Except as set forth on SCHEDULE 4.6, any employment, compensation, bonus, deferred compensation, consulting, collective bargaining agreements, agency or management Contracts;

                  1.21.11. All Business documents and records not included in the Books and Records (provided that copies of personnel files will be made available to Buyer for a period of three years after the Closing Date upon reasonable request by Buyer accompanied by a waiver and release from the employee whose records are sought in form and substance reasonably satisfactory to Seller);

                  1.21.12. Capital and vehicle leases;

                  1.21.13. Advertising sales agency or representation Contracts providing any Third Party or Affiliate of Seller the right to sell available advertising time for a System (including any Contract with National Cable Communications or Cable Networks, Inc.), other than any such Contract disclosed on SCHEDULE 4.6;

                  1.21.14. Proprietary software of Seller or its Affiliates and licenses relating to Third Party software and maintenance agreements with respect thereto, other than transferable licenses relating to Third Party software installed on computers included in the Assets;

                  1.21.15. Contracts for Internet access or on-line service arrangements that provide to any Third Party or Affiliate of Seller the right to use the transmission capacity of a System to provide Internet access or other on-line services over such System, other than those disclosed on SCHEDULE 4.6;

                  1.21.16. Contracts and related accounts receivable for providing DMX service to commercial accounts via direct broadcast satellite;

                  1.21.17. Contracts for telephony services to be provided to subscribers of the Systems through the Assets;

                  1.21.18. Intercompany receivables; and

                  1.21.19. The assets specifically disclosed on SCHEDULE 1.21.

            1.22. Expanded Basic Service. Any video programming provided over a System, regardless of service tier, other than Basic Services, any new product tier and Pay TV.

            1.23. FCC. The Federal Communications Commission and any successor Governmental Authority.

            1.24. Franchises. The franchises, permits and similar authorizations included among the Assets (other than Licenses) described on SCHEDULE 4.5, and all rights and benefits of Seller and its Affiliates pertaining thereto, including the rights and benefits arising under Section 626 of the Communications Act to the extent applicable to Franchises.

            1.25. GAAP. Generally accepted accounting principles as in effect from time to time in the United States of America.

            1.26. Governmental Authority. (a) The United States of America; (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); or (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission, board or quasi-governmental authority.

            1.27. Hazardous Substances. Any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by a Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants; (b) any "hazardous waste" as defined by the

      Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C. Sections 6901 et seq.), as aMended, and the rules and regulations promulgated thereunder; (c) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder; (d) any substance regulated by the Toxic Substances Control Act (TSCA) (42 U.S.C. Sections 2601 et seq.), or the Federal InsectIcide, Fungicide and Rodenticide Act (FIFRA) (7 U.S.C. Sections 136 et seq.), each as amended, and the rules and regulations promulgated thereunder; (e) asbestos or asbestos-containing material of any kind or character; (f) polychlorinated biphenyls; (g) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; and (h) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act (33 U.S.C. Sec. 1251 et seq.); (i) any substance the presence, use, handling, treatment, storage or disposal of which is regulated or prohibited by any Environmental Law (j) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal or (k) any other substance which is regulated by or pursuant to any Environmental Law.

            1.28. Intangibles. Subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), goodwill, if any, and any other intangible asset owned or held by Seller and used in the Business.

            1.29. Knowledge. The actual knowledge of a particular matter of (a) one or more of the principal corporate personnel of Seller involved in the transactions contemplated by this Agreement, including Alfredo Di Blasio, Dan Buchanan, Karla Tartz, and Jeff Walker, or (b) any of the general managers (or holders of positions of equivalent responsibility) of the Systems.

            1.30. Legal Requirement. Any statute, ordinance, code, law, rule, regulation, permit, approval, order or other written requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration.

            1.31. Licenses. The intangible cable television channel distribution rights, cable television relay service ("CARS"), business radio and other licenses, earth station registrations, authorizations, consents or permits issued by the FCC or any other Governmental Authority and related to the Business, including material state and local business licenses, including those described on SCHEDULE 4.5 (other than the Franchises) and all rights and benefits of Seller and its Affiliates pertaining thereto.

            1.32. Losses. Any claims, losses, liabilities, damages, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts and settlement costs.

            1.33. Material Adverse Effect. A material adverse effect on the Assets, the Business, the operations, condition (financial or otherwise) or results of operations of the Systems taken as a whole, or on the ability of Seller to perform its obligations under this Agreement, but without taking into account any effect resulting from (i) changes in conditions (including economic conditions, changes in FCC regulations or federal governmental actions, legislation or regulations) that are applicable to the economy or the cable television industry on a national basis, (ii) any changes in technology affecting the Business, or (iii) any competition from the direct broadcast satellite industry.

            1.34. Maximum Per Share Value. An amount agreed to by the Parties, subject to adjustment as specified in Section 3.2.2.

            1.35. Minimum Per Share Value. An amount agreed to by the Parties, subject to adjustment as specified in Section 3.2.2.

            1.36. MVPD. A distributor of cable television services, multichannel multi-point distribution service, direct broadcast satellite service or television receive only satellite programming, who makes available for purchase, by subscribers or customers, multiple channels of video programming, other than Persons distributing such services only to multiple dwelling unit or other commercial customers (including hotels, motels, resorts, hospitals, dormitories, prisons, restaurants, bars and similar establishments).

            1.37. Pay TV. Premium programming services selected by and sold to subscribers of the Systems on an a la carte basis for fees in addition to the fee for Basic Services or Expanded Basic Services.

            1.38. Permitted Encumbrances. The following Encumbrances: (a) liens for Taxes, assessments and governmental charges not yet due and payable;
      (b) zoning laws and ordinances and similar Legal Requirements; (c) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in the Franchises and Licenses);
      (d) in the case of any leased Asset, (i) the rights of any lessor and (ii) any Encumbrance granted by any lessor of such leased Asset; (e) inchoate materialmens', mechanics', workmen's, repairmen's or other like inchoate Encumbrances arising in the ordinary course of business which constitute Assumed Obligations and Liabilities; (f) in the case of owned Real Property, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which do not individually or in the aggregate materially interfere with the right or ability to use, own, enjoy or operate the Real Property as currently being used and which do not impair the value of the Real Property or interfere with Seller's ability or right to convey good, marketable and indefeasible fee simple title to the owned Real Property (or in the case of leased or other Real Property, the right to convey such leasehold or other interest); (g) any Encumbrance (other than an Encumbrance securing a monetary obligation) that does not individually or in the aggregate interfere with the continued use of the Assets subject thereto in the operation of the Business as currently being used; and (h) those Encumbrances disclosed on SCHEDULE 1.38.

            1.39. Person. Any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

            1.40. Real Property. The Assets owned or leased by Seller or any of its Affiliates and used or useful in the Business consisting of realty, including appurtenances, improvements (including towers and headend storage buildings) and fixtures located on such realty, and any other interests in real property, including fee interests, leasehold interests and easements, rights of access, licenses, wire crossing permits, rights of entry (but not including interests in real property granted in Contracts in connection with services provided by Seller to the residents or occupants of such real property, including access and service Contracts with the owners of multiple dwelling unit complexes), options and rights of first refusal.

            1.41. Required Consents. All authorizations, approvals and consents required under or in connection with any Legal Requirement or under any Assets, Franchises, Licenses, Real Property or Contracts required to be disclosed on SCHEDULE 4.6, for (a) Seller to transfer the Assets and the Business to Company (b) Seller to transfer the Company Interests to Buyer, and (c) Company to conduct the Business and to own, lease, use and operate the Assets and Systems at the places and in the manner in which the Business is conducted and the Systems are operated as of the date of this Agreement and on the Closing Date.

            1.42. Service Area. The municipalities and counties in and around which Seller operates the Systems and the Business, which are disclosed on
      SCHEDULE 1.44.

            1.43. System Employees. All employees of Seller or of any Affiliate of Seller who are primarily engaged in the operation of the Business.

            1.44. Systems. The cable television systems listed on SCHEDULE 1.44, which operate in and around the Service Area.

            1.45. Taxes. All levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, offer, registration, ad valorem, value added, alternative or add-on minimum (including taxes under Section 59A of the Code), franchise, severance, net or gross proceeds, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, real or personal property taxes and levies or assessments related to unclaimed property, together with any interest thereon and any penalties, additions to Tax or additional amounts applicable thereto, whether disputed or not.

            1.46. Third Party. Any Person other than Seller or Buyer and their respective Affiliates.

            1.47. Trading Day. A day on which the principal national securities exchange on which the Charter Class A Common Stock is listed or admitted to trading, or the Nasdaq National Market or the Nasdaq Stock Market, as applicable, if such securities are not listed or admitted to trading on any national securities exchange, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if such securities are not listed or admitted to trading on any national securities exchange, the Nasdaq National Market or the Nasdaq Stock Market, any day other than a Saturday, Sunday, or other day on which commercial banking institutions in New York, New York are required or authorized by law to remain closed.

            1.48. Transaction. The purchase, sale and reorganization transaction contemplated by this Agreement.

            1.49. Valuation Period. The 30 full Trading Days ending on the second to last Trading Day prior to the Closing Date (i.e., if the Closing Date were June 29, 2001, the last Trading Day of the Valuation Period would be June 27, 2001).

            1.50. Other Definitions. The following terms are defined in the Sections indicated:

            Term                                         Section
            ----                                         -------
            Action                                        10.4
            Agreement                                    preamble
            Antitrust Division                             6.7
            Apportioned Obligations                        6.10.2
            Approved Leave of Absence                      6.3.1
            Assumed Obligations and Liabilities            2.2
            AT&T Parent                                  preamble
            Beneficiary                                   11.20.1
            Buyer                                        preamble
            Buyer's Welfare Plans                          6.3.5(a)(ii)
            CARS                                           1.31
            Code                                           8.2(e)
            Company                                      recitals
            Company Interests                              2.3
            Current Filings                                5.10.1
            Disagreement Notice                            3.4.1
            ERISA                                          4.15.1

            Term                                         Section
            ----                                         -------
            ERISA Affiliate                                4.15.2
            Escrow Agent                                   3.4.1
            Escrow Amount                                  3.4.1
            Escrowed Shares                                3.4.1
            FAA                                            6.2.5(xv)
            FCC Rate Forms                                 6.2.5(vii)
            Final Adjustments Report                       3.4.2
            Financial Statements                           4.11
            Franchise Consent Ratio                        7.2.4
            FTC                                            6.7
            Guaranteed Obligations                        11.20
            Guaranty                                      11.20
            HSR Act                                        6.7
            Hired Employee                                 6.3.1
            Indemnified Party                             10.4
            Indemnifying Party                            10.4
            NCE Agreement                                  6.3.7
            New Properties                                 6.11
            NSI                                            1.3
            Offer/No Offer Schedule                        6.3.1
            Ownership Rules                                6.30
            Past Service                                   6.3.5(a)(ii)
            Phase I Assessment                             6.25.1
            Phase II Assessment                            6.25.1
            Preliminary Adjustments Report                 3.4.1
            Prime Rate                                    11.13
            Purchase Price                                 3.1
            Registration Rights Agreement                  8.3(b)
            Related Agreement                            recitals
            Seller                                       preamble
            Seller Plans                                   4.15.2
            Share Consideration                            3.1
            Subscriber Shortfall                           3.3.6
            Survival Period                               10.1
            System Employee Schedule                       6.3.1
            Taking                                         6.9.2
            Threshold Amount                              10.5
            Transaction Documents                          4.2
            Transfer Tax Return                            6.10.1
            Transitional Billing Services                  6.13
            Transitional HSD Services                      6.14
            Underlying Obligor                            11.20
            Underpayment                                   3.4.3
            WARN                                           6.3.2

      2. CONTRIBUTION, PURCHASE AND SALE OF ASSETS; ASSUMED OBLIGATIONS AND LIABILITIES.

            2.1. Contribution. Subject to the terms and conditions set forth in this Agreement, at the Closing Time, Seller will transfer to Company, and Company will acquire from Seller, free and clear of all Encumbrances (except Permitted Encumbrances), the Assets.

            2.2. Assumed Obligations and Liabilities. Upon the contribution described in Section 2.1, Company will assume, and after the Closing Time, Company will pay, discharge and perform, the following (the "Assumed Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the Assets assigned and transferred to Company; (b) those obligations and liabilities of Seller to subscribers and customers of Seller's Business for (i) subscriber deposits held by Seller as of the Closing Date related to the Systems in the amount for which Buyer received credit under Section 3.3 and (ii) customer, advertising and other advance payments held by Seller as of the Closing Date related to the Systems in the amount for which Buyer received credit under Section 3.3; (c) all obligations and liabilities accruing and relating to the Business prior to the Closing Time but only to the extent that Buyer received a credit pursuant to Section 3.3; and (d) all other obligations and liabilities accruing and relating to periods after the Closing Time and arising out of Company's ownership of the Assets or operation of the Systems after the Closing Time, except to the extent that such obligations or liabilities relate to any Excluded Asset. All obligations and liabilities, contingent, fixed or otherwise, arising out of or relating to the Assets or the Systems other than the Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of Seller including any obligation, liability or claims relating to or arising pursuant to (w) Taxes (including franchise fees) arising out of or relating to the Assets or the Business and with respect to periods or portions thereof ending on or prior to the Closing Time, (x) refunds of rates, charges or late fees arising out of or relating to the Assets or the Business and with respect to periods through and including the Closing Time, (y) any claim, action, suit, proceeding, arbitration, investigation or hearing, any tolling, settlement or license agreement with respect to any of the foregoing, or any other activity or procedure, or any notice of any of the foregoing which could result in any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority arising out of or relating to the Assets or the Business and commenced, or related to an event occurring, on or prior to the Closing Time, or (z) credit, loan or other agreements arising out of or relating to the Assets or the Business and pursuant to which Seller or any of its Affiliates has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Encumbrance securing such indebtedness has been or may be imposed on any Asset.

            2.3. Transfer of Company Interests. Subject to the terms and conditions set forth in this Agreement, at the Closing Time and immediately following the contribution described in Section 2.1, Seller will sell to Buyer, and Buyer will purchase from Seller, all of the outstanding membership interests in Company (the "Company Interests") free and clear of all Encumbrances (other than Permitted Encumbrances) in exchange for the Share Consideration. The shares of Charter Class A Common Stock representing the Share Consideration will be registered in the name of Seller, provided that Seller will be entitled to have the shares registered in the name of its parent upon completion of the liquidation and dissolution of Seller as contemplated by Section 6.32.

      3. SHARE CONSIDERATION.

            3.1. Share Consideration. For purposes of this Agreement, the "Share Consideration" will be the number of shares of Charter Class A Common Stock equal to the quotient (rounded upward to the nearest whole number) of (a) the $151,700,000 (the "Purchase Price"), as adjusted pursuant to
      Section 3.3 and (b) the Charter Class A Per Share Value.

            3.2. Adjustments to Prevent Dilution. The Share Consideration will be subject to any or all of the following adjustments as applicable:

                  3.2.1.If Buyer should split or combine the Charter Class A Common Stock or pay a stock dividend or other stock distribution in Charter Class A Common Stock or otherwise effect any transaction or announce its intention to do any of the foregoing that changes the Charter Class A Common Stock into any other securities or make any other dividend or distribution on the Charter Class A Common Stock, and the record date applicable to such event occurs during the Valuation Period or after the Valuation Period and prior to the Closing Date, then the Average Trading Price will be appropriately adjusted to reflect such split, combination, transaction, dividend or other distribution.

                  3.2.2. The Minimum Per Share Value and Maximum Per Share Value will be subject to any or all of the following adjustments, as applicable:

                        (i) If from the date of this Agreement to the Closing Date, Buyer (a) pays a dividend or makes a distribution on any outstanding shares of Buyer's capital stock in shares of Charter Class A Common Stock,
      (b) subdivides the then-outstanding shares of Charter Class A Common Stock into a greater number of shares of Charter Class A Common Stock or (c) combines the then-outstanding shares of Charter Class A Common Stock into a smaller number of shares of Charter Class A Common Stock, then the Minimum Per Share Value and the Maximum Per Share Value then in effect will be adjusted by multiplying each by a fraction, the numerator of which is the number of shares of Charter

      Class A Common Stock outstanding immediately before the event giving rise to such adjustment, and the denominator of which is the number of shares of Charter Class A Common Stock outstanding immediately after such event.

                        (ii) If from the date of this Agreement to the Closing Date, Buyer pays a dividend or makes a distribution on all outstanding shares of Charter Class A Common Stock in the form of cash, securities (including warrants or other rights) or other assets (other than any dividend or distribution in the form of Charter Class A Common Stock), then the Minimum Per Share Value and the Maximum Per Share Value then in effect will be adjusted by multiplying each by a fraction, the numerator of which is the Average Trading Price of Charter Class A Common Stock (calculated using the 30 Trading Day period ending on the record date of such dividend or distribution rather than the Valuation Period) less the amount of cash or the fair market value on such record date (as reasonably determined by Buyer's Board of Directors) of the portion of the securities or other assets so to be distributed that is applicable to one share of Charter Class A Common Stock, and the denominator of which is the Average Trading Price of Charter Class A Common Stock (calculated using the 30 Trading Day period ending on the record date of such dividend or distribution rather than the Valuation Period).

            3.3. Adjustments to Purchase Price. The Purchase Price will be adjusted as follows:

                  3.3.1. Adjustments on a pro rata basis as of the Closing Time will be made for all prepaid expenses other than inventory (but only to the extent the full benefit of such prepaid expenses will be realizable within twelve (12) months after the Closing Date), accrued expenses (including real and personal property Taxes), copyright fees and franchise or license fees or charges, prepaid income, subscriber prepayments and accounts receivable related to the Business, all as determined in accordance with GAAP consistently applied, and to reflect the principle that all expenses and income attributable to the Business for the period through and including the Closing Time are for the account of Seller, and all expenses and income attributable to the Business for the period after the Closing Time are for the account of Buyer. Notwithstanding the foregoing, the Purchase Price will only be increased by 98% of the accounts receivable; provided, further, that Seller will receive no credit for (a) any accounts receivable resulting from cable television services or Internet access or high speed data services of which more than $7.50 is 60 days or more past due from the billing date as of the Closing Date, (b) any accounts receivable resulting from advertising sales of which any portion is 120 days or more past due from the date of invoice as of the Closing Date, and (c) accounts receivable from customers whose accounts are inactive as of the Closing Date. For purposes of making "past due" calculations under clause (a) of the preceding sentence, the billing statements of a System will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided.

                  3.3.2. The Purchase Price will be decreased by the amount of all advance payments to, or funds of Third Parties on deposit with, Seller as of the Closing Time and relating to the Business, including advance payments and deposits by subscribers served by the Business for converters, encoders, decoders, cable modems, cable television services and related sales.

                  3.3.3. The Purchase Price will be decreased by the amount of the economic value of all accrued vacation time that Buyer credits after the Closing Time to Hired Employees pursuant to Section 6.3, where economic value is the amount equal to the cash compensation that would be payable to each such Hired Employee at his or her level of compensation on the Closing Date for a period equal to such credited accrued vacation.

                  3.3.4. The Purchase Price will be increased by the amount of all deposits relating to the Business and the operation of the Systems that are held by Third Parties as of the Closing Time for the account of Seller which relate to the Systems or are held as security for Seller's performance of its obligations, including deposits on leases and deposits for utilities, but excluding those which are or relate to Excluded Assets or the full benefit of which will not be available to Company following the Closing, and such deposits will become the property of Company.

                  3.3.5. The Purchase Price will be decreased by an amount equal to the excess (if any) of the total amount of capital expenditures set forth on the Systems' capital budget (a copy of which has been provided to Buyer) over the actual amount of capital expenditures as of the Closing Time made for such projects since December 31, 2000. The Purchase Price will be increased by an amount equal to the capital expenditures not included in such capital budget and incurred by Seller at Buyer's request in accordance with Section 6.2.2(y).

                  3.3.6. The Purchase Price will be decreased by the dollar amount equal to the product of (i) 43.34% of the Subscriber Shortfall multiplied by (ii) $2,371. For purposes of this Agreement, the "Subscriber Shortfall" equals the number, if any, by which the aggregate of the Equivalent Basic Subscribers for the Systems and the "Equivalent Basic Subscribers" for the "Systems," as described in the Related Agreement, as of the Closing Time is less than 146,124.

                  3.3.7. The adjustments provided for in this Section 3.3 will be made without duplication under this Agreement or the Related Agreement. In addition, none of the adjustments provided for in this Section 3.3 will be made with respect to any Excluded Asset or with respect to any item of income or expense related to an Excluded Asset.

                  3.3.8. The net amount of the adjustments calculated under this
      Section 3.3, as preliminarily determined pursuant to Section 3.4.1, will be added or subtracted, as applicable, to the Purchase Price at the Closing.

            3.4. Determination of Adjustments. Preliminary and final adjustments to the Purchase Price will be determined as follows:

                  3.4.1. Not later than a date Seller reasonably believes is at least five Business Days prior to the Closing, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report"), showing in detail the good faith preliminary determination of the adjustments referred to in
      Section 3.3, which have been calculated as of the Closing Time (or as of any other date and time agreed by the parties) and appropriate documents substantiating the adjustments proposed in the Preliminary Adjustments Report. Buyer will have three Business Days following receipt of the Preliminary Adjustments Report to review such Report and supporting information and to notify Seller of any disagreements of Buyer with Seller's estimates. If Buyer provides a notice of disagreement (the "Disagreement Notice") with Seller's estimates of the adjustments referred to in Section 3.3 within such three Business Day period, Buyer and Seller will negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing Date on such estimated adjustments as of the Closing Time. The basis for determining the Purchase Price to be paid at the Closing will be (a) the estimate so agreed upon by Buyer and Seller, (b) if the parties do not reach such an agreement on the estimated amount of the adjustments set forth in the Preliminary Adjustments Report prior to the Closing Date and the amount in dispute is less than or equal to $1,350,000 or if Buyer fails to provide a notice of disagreement with Seller's estimates of such adjustments within the requisite time provided, the estimates of such adjustments set forth in the Preliminary Adjustments Report or (c) if the parties do not reach such an agreement on the estimated amount of the adjustments set forth in the Preliminary Adjustments Report prior to the Closing Date and the amount in dispute is greater than $1,350,000, the estimates of such adjustments set forth in the Preliminary Adjustments Report less (i) an amount equal to the excess (if any) of (A) the Purchase Price based on the adjustments proposed by Seller set forth in the Preliminary Adjustments Report, over (B) the Purchase Price based on Buyer's estimate of such adjustments set forth in the Disagreement Notice or (ii) $2,250,000, whichever is less (the "Escrow Amount"). If the Purchase Price to be paid at Closing is determined under
      (c) above, Buyer will deposit shares of Charter Class A Common Stock equal to the Escrow Amount divided by the Charter Class A Per Share Value, rounded to the nearest whole share (the "Escrowed Shares") into an escrow account (which will be held by Chase Manhattan Bank or other escrow agent which is mutually acceptable to Buyer and Seller (the "Escrow Agent") and governed by an escrow agreement substantially in the form of EXHIBIT B).

                  3.4.2. Within 90 days after the Closing Date, Seller will deliver to Buyer a report (the "Final Adjustments Report") showing in detail the final determination of all adjustments which were not calculated as of the Closing Time and containing any corrections to the Preliminary Adjustments Report, together with appropriate documents substantiating the adjustments proposed in the Final Adjustments Report. Buyer will provide Seller with reasonable access to all records that Buyer has in its possession and which are necessary for Seller to prepare the Final Adjustments Report.

                  3.4.3. Within 30 days after receipt of the Final Adjustments Report, Buyer will give Seller written notice of Buyer's objections, if any, to the Final Adjustments Report. If Buyer timely makes any such objection, the parties will agree on any items, if any, which are not in dispute within 30 days after Seller's receipt of Buyer's notice of objections to the Final Adjustments Report. Any disputed amounts will be determined by the accounting firm of Deloitte & Touche, which will be obligated to determine such amounts within 90 days after the dispute is submitted to it, and the determination of which will be conclusive. Seller and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination. If the Purchase Price, as finally determined, exceeds the estimated Purchase Price actually paid to Seller at the Closing (such excess, the "Underpayment") and Buyer made a deposit into escrow pursuant to Section 3.4.1, then Buyer and Seller will instruct the Escrow Agent to release to Seller the number of Escrowed Shares equal to the amount of the Underpayment divided by the Charter Class A Per Share Value, rounded to the nearest whole share, and to release to Buyer any remaining Escrowed Shares in the escrow account. If either (i) the number of Escrowed Shares released to Seller from the escrow account are less than the amount of the Underpayment divided by the Charter Class A Per Share Value or (ii) no deposit to the escrow account was made pursuant to
      Section 3.4.1, Buyer will issue and deliver to Seller Charter Class A Common Stock in an amount equal to the Underpayment divided by the Charter Class A Per Share Value, rounded to the nearest whole share, less the Escrowed Shares, if any, released to Seller from the escrow account. To the extent necessary to permit the Escrow Agent to comply with its release obligations, Buyer will reissue the Escrowed Shares in several stock certificates of differing denominations. If the estimated Purchase Price paid at the Closing exceeds the Purchase Price, as finally determined, then Buyer and Seller will instruct the Escrow Agent to release all Escrowed Shares, if any, in the escrow account to Buyer and Seller will pay to Buyer an amount in cash equal to the excess of the Purchase Price, as finally determined, over the estimated Purchase Price paid at the Closing. Any such cash payments will be made by wire transfer of immediately available funds to the other party within three Business Days after the final determination of all disputed items. For purposes of this
      Section 3.4.3, if after Closing and prior to such settlement, any event has occurred that would have resulted in adjustments pursuant to Section
      3.2 if it had occurred prior to Closing, then the Charter Class A Per Share Value used to determine the number of shares delivered under this
      Section 3.4.3 will be adjusted in the same manner as it would have been had such events occurred prior to Closing.

      4. REPRESENTATIONS AND WARRANTIES OF SELLER.

      Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

            4.1. Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted. Seller is duly qualified to do business and is in good standing under the laws of each jurisdiction where it operates the Business. When formed, Company will be a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and will be treated for federal income tax purposes as a disregarded entity with respect to Seller under Treasury Regulations Section 301.7701-3(b)(1)(ii).

            4.2. Authority and Validity. Seller has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") to which Seller is a party. The execution and delivery by Seller of this Agreement has been duly authorized by all requisite entity action. The execution and delivery by Seller of the Transaction Documents to which Seller is a party, the performance by Seller of its obligations under and the consummation by Seller of the transactions contemplated by this Agreement and the Transaction Documents to which Seller is a party have been, or will by the Closing Date be, duly authorized by all requisite entity action. This Agreement is, and when executed and delivered by Seller the Transaction Documents will be, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

            4.3. No Conflict; Required Consents. Subject to obtaining the Required Consents, all of which are disclosed on SCHEDULE 4.3, and the receipt of any consent required or the expiration or termination of the applicable waiting period under the HSR Act, the execution and delivery by Seller, the performance of Seller under, and the consummation by Seller of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller or Company is a party do not and will not: (a) conflict with or violate any provision of the organizational documents of Seller or Company; (b) violate any Legal Requirement in any material respect; (c) require any consent, waiver, approval or authorization of, or any filing with or notice to, any Governmental Authority or other Person; or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under, any Contract, Franchise or License or any other instrument evidencing any of the Assets, or any instrument or other agreement by which any of the Assets is bound or affected, except for purposes of clauses (c) or (d), above, any consents, waivers, approvals or authorizations required under any bulk Contracts relating to multiple dwelling units with less than 250 units.

            4.4. Assets. Seller has, and immediately prior to the transfer of the Company Interests to Buyer, Company will have, good and marketable title in and to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in Section 4.7 apply). The Assets are free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) rights of first refusal stated in the Franchises and Licenses, each of which will be waived by the Person holding such right prior to the Closing, and (c) Encumbrances disclosed on SCHEDULE 4.4. Except for the Excluded Assets, the Assets are all the assets necessary to permit Company to conduct the Business and to operate the Systems substantially as the Business is being conducted and the Systems are being operated on the date of this Agreement and in compliance with all applicable Legal Requirements and to perform all of the Assumed Obligations and Liabilities. Except as disclosed on SCHEDULE 4.4, all of the Equipment is in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the operation of the Business.

            4.5. Franchises and Licenses. Except as disclosed on SCHEDULE 4.5, Seller is not bound or affected by any (a) "franchise," as such term is defined in Section 602 of the Communications Act (47 U.S.C. 522), in connection with the operation of the Business, (b) license, authorization or permit issued by the FCC that relates to the Systems or the operation of the Business or (c) any licenses, authorizations or permits of any other Governmental Authority (other than those described in clauses (a) or (b)) which are individually or in the aggregate material to the Business or the Systems. Seller has provided Buyer with access to true and complete copies of each Franchise and License disclosed on SCHEDULE 4.5. SCHEDULE
      4.5 discloses the specific Seller bound or affected by each Franchise. To the extent that SCHEDULE 4.5 fails to disclose the specific Seller bound or affected by each item listed thereon or any license, authorization or permit of any Governmental Authority, Seller will provide such information to Buyer within 30 days after the date of this Agreement. Except as disclosed on SCHEDULE 4.5, the Franchises and Licenses are currently in full force and effect under all applicable Legal Requirements according to their terms and Seller is not in breach or default of any terms or conditions thereunder and no event has occurred that, with notice or lapse of time or both would constitute a breach, violation or default thereunder by Seller. Except as disclosed on SCHEDULE 4.5, there is no legal action, governmental proceeding or investigation, pending or, to

      Seller's Knowledge, threatened, to terminate, suspend or modify any Franchise or License. Except as set forth on SCHEDULE 4.5, (a) the Franchises contain all of the commitments of Seller to the applicable Governmental Authority granting such Franchises with respect to the construction, ownership and operation of the Systems, and (b) other than as set forth in the Franchises, Seller has not made any commitment to any local franchising authority to make any expenditure or capital addition or betterment to any System or the Assets that will not be fulfilled or satisfied prior to the Closing Time. As of the date of this Agreement, except as disclosed on SCHEDULE 4.5, and other than any satellite master antenna television system which serves fewer than 1000 dwelling units and direct broadcast satellite television, with respect to each area in which the Systems currently provide cable television service: (a) no Third Party is operating a cable television system or other non-satellite MVPD other than a System in such area; (b) no construction programs have been substantially undertaken, or, to the Knowledge of Seller, are proposed to be undertaken, by any municipality or Third Party wireline cable television operator in the Service Area, (c) no franchise has been, or, to the Knowledge of Seller, is proposed to be, granted to any Third Party in the Service Area, other than franchises included in the Assets; and (d) to the Knowledge of Seller, no Third Party MVPD has applied for a cable television franchise or open video system or similar authorization to serve such area.

            4.6. Contracts. All Contracts are disclosed on SCHEDULE 4.6, except for: (a) subscription agreements with individual residential subscribers or commercial establishments for the cable services provided by the Systems in the ordinary course of business; (b) miscellaneous service Contracts with Seller's vendors terminable at will or upon notice of 30 days or less without penalty; (c) Contracts not involving any monetary obligation in excess of $25,000; (d) bank financing documents; (e) Contracts constituting Excluded Assets; and (f) Contracts relating to services provided by Seller to residents of multiple dwelling unit complexes or to commercial accounts. Without limiting the foregoing,
      SCHEDULE 4.6 discloses all programming agreements, wireline crossing agreement, pole attachment agreements, fiber leases, Contracts between Seller and its Affiliates, retransmission consent agreements, capital leases of personal property and agreements limiting the right of the Systems to compete, except, in each case, such Contracts that are Excluded Assets. Seller has provided Buyer with access to true and complete copies of each of the written Contracts disclosed on SCHEDULE 4.6 and will provide Buyer access to all other Contracts (including descriptions of oral Contracts) of Seller within 30 days after the date of this Agreement. Seller will further provide Buyer with a complete list of all multiple dwelling unit complexes served by the Systems as of the date specified in such list. Each Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Seller, and Seller is not in breach or default of any terms or conditions thereunder. To Seller's Knowledge no other party thereto is, in breach or default of any material terms or conditions thereunder.

            4.7. Real Property.

                  4.7.1. All of the Assets consisting of Real Property interests are disclosed on SCHEDULE 4.7. To the extent that SCHEDULE 4.7 fails to disclose the specific Seller holding each interest listed thereon, Seller will provide such information to Buyer within 30 days after the date of this Agreement. Except as otherwise disclosed on SCHEDULE 4.7, Seller is the sole owner (both legal and equitable) and holds, or at the time of the Closing Company will hold, good and marketable fee simple absolute title to each parcel of Real Property disclosed as being owned by Seller on
      SCHEDULE 4.7 or is otherwise owned by Seller and all buildings, structures and improvements thereon and has the valid and enforceable right to use and possess such owned Real Property and improvements, in each case free and clear of all Encumbrances except for Permitted Encumbrances. Seller has, and at the Closing Company will have, valid and enforceable leasehold interests in the Real Property disclosed as being leased by Seller on
      SCHEDULE 4.7 or is otherwise leased by Seller and, with respect to other Real Property not owned or leased by Seller, Seller has, and at the Closing Company will have, the valid and enforceable right to use all other Real Property pursuant to the easements, licenses, rights-of-way or other rights disclosed on SCHEDULE 4.7 or is otherwise used by Seller, and all improvements thereon owned by Seller and included in the Assets, in each case free and clear of all Encumbrances except for Permitted Encumbrances. With respect to leasehold interests and other material interests in Real Property, Seller is not in breach or default of any terms or conditions of any written instrument relating thereto and, to Seller's Knowledge, no other party thereto is in material breach or default of any terms or conditions of any such written instrument.

                  4.7.2. There are no leases or other agreements, oral or written, granting to any Person other than Seller the right to occupy or use any Real Property, except as disclosed on SCHEDULE 4.7. Seller has provided Buyer with access to true and complete copies of each of the written leases and other agreements disclosed on SCHEDULE 4.7, including all amendments and addenda thereto. Each parcel of Real Property owned or leased by Seller, any improvements constructed thereon and their current use, conforms in all material respects to (a) all applicable Legal Requirements, and (b) all restrictive covenants, if any, or other Encumbrances affecting all or part of such Real Property.

                  4.7.3. Except as disclosed on SCHEDULE 4.7, each parcel of owned Real Property and each parcel of leased Real Property (a) has access to and over public streets or private streets for which Seller has a valid right of ingress and egress, (b) conforms in its current use and occupancy in all material respects to all zoning requirements and (c) conforms in its current use in all material respects to all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel. There are no pending or, to Seller's Knowledge, threatened condemnation actions or special assessments or proceedings for changes in the zoning with respect to such Real Property or any part thereof and

      Seller has not received any notice of the desire of any Governmental Authority or other entity to take or use any Real Property or any part thereof. Seller has complied in all material respects with all notices or orders to correct violations of Legal Requirements issued by any Governmental Authority having jurisdiction against or affecting any of the Real Property.

            4.8. Environmental Matters.

                  4.8.1. Except as disclosed on SCHEDULE 4.8: (a) to the Knowledge of Seller, the Real Property currently complies in all material respects with Environmental Laws; (b) neither the Real Property owned by Seller nor, to the Knowledge of Seller, the Real Property leased by Seller is the subject of any court order, administrative order or decree arising under any Environmental Law; and (c) the Real Property has not been used by Seller for the generation, storage, discharge or disposal of any Hazardous Substances except as permitted under Environmental Laws. Except as disclosed on SCHEDULE 4.8, Seller has not received any written notice from any Governmental Authority alleging that the Real Property is in violation of any Environmental Law, and no claim based on any Environmental Law has been asserted to Seller in writing in the past or is currently pending or, to the Knowledge of Seller, threatened, with respect to any Real Property.

                  4.8.2. Seller has provided Buyer with complete and correct copies of (a) all studies, reports, surveys or other materials in Seller's possession or to which Seller has access relating to the actual or alleged presence, use, generation, release or disposal of Hazardous Substances at, on, under or affecting the Real Property, (b) all notices or other materials in Seller's possession or to which Seller has access that were received from any Governmental Authority respecting any Environmental Laws relating to the current or past ownership, use or operation of the Real Property or activities at the Real Property and (c) all notices and other materials in Seller's possession or to which Seller has access relating to any litigation or claim relating to the Real Property or other Assets or concerning any Environmental Law.

            4.9. Compliance with Legal Requirements. Except as set forth on
      SCHEDULE 4.9:

                  4.9.1. The ownership, leasing and use of the Assets as they are currently owned, leased and used, and the conduct of the Business as it is currently conducted, do not violate or infringe in any material respect any Legal Requirements currently in effect (other than Legal Requirements described in Section 4.9.4, as to which the representations and warranties set forth in that subsection will exclusively apply). Seller has not received any notice of, and Seller has no Knowledge of, any basis for the allegation of any such violation or infringement.

                  4.9.2. A valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Governmental Authority with respect to all Franchises that have expired prior to, or will expire within 30 months after, the date of this Agreement. Seller has not received notice from any Governmental Authority that it has determined or intends to deny renewal of any Franchise to which Seller is a party.

                  4.9.3. Seller has complied, and the Business is in material compliance with the Communications Act and the rules and regulations of the FCC, including all regulatory filings required thereunder and the technical standards set forth in Part 76, Subpart K, and with Section 111 of the U.S. Copyright Act of 1976 and the applicable rules and regulations of the U.S. Copyright Office and the Register of Copyrights, including the filing of all required Statements of Account with respect to each System since Seller's acquisition of such System.

                  4.9.4. Notwithstanding the foregoing and except as specifically limited herein, to Seller's Knowledge, each System is in compliance with the provisions of the Communications Act and FCC regulations, including provisions pertaining to signal leakage, utility pole make ready, grounding and bonding of cable television systems (in each case as the same is currently in effect). Seller has complied with the must carry, retransmission consent, and commercial leased access provisions of the Communications Act and FCC regulations as they relate to the Systems. Seller has used commercially reasonable good faith efforts to establish rates charged to subscribers, effective since September 1, 1993, that would be allowable under the Communications Act, and rules and regulations promulgated by the FCC, and any authoritative interpretation thereof now or then in effect, whether or not such rates were subject to regulation at that date by any Governmental Authority, including any state regulatory agency, local franchising authority and the FCC. Notwithstanding the foregoing, Seller makes no representation or warranty that either the rates charged to subscribers of the Systems would be allowable under any rules and regulations of the FCC or any authoritative interpretation thereof, promulgated after the Closing Date.

                  4.9.5. All necessary FAA approvals have been obtained and all necessary FCC tower registrations have been filed with respect to the height and location of towers used in connection with the operation of the Systems, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules.

            4.10. Patents, Trademarks and Copyrights. To the Knowledge of Seller, the operation of the Business as currently conducted does not violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or similar intellectual property right.

            4.11. Financial Statements. Seller has delivered to Buyer correct and complete copies of its unaudited balance sheets and unaudited statements of operations for the Systems as of and for the periods ended December 31, 1999 and December 31, 2000 (the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller and fairly present, in all material respects, Seller's financial position and results of operations as of the dates and for the periods indicated, subject to normal year-end adjustments, allocations and accruals (none of which are deemed to be material to the operating cash flow of Seller). The Financial Statements reflect the fully allocated costs of operating the Systems, including all employee costs associated with operating the Systems. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except that they do not (a) reflect income taxes, (b) contain a statement of cash flows, (c) contain footnotes, or (d) fully reflect the allocation of AT&T Corp.'s purchase price to acquire Tele-Communications, Inc. for the 1999 period. Such purchase price allocations would primarily affect franchise costs, property and equipment, depreciation and amortization.

            4.12. Absence of Certain Changes. Except as disclosed on SCHEDULE 4.12, since December 31, 2000: (a) no event or circumstance has occurred which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (b) Seller has operated the Business only in the usual, regular and ordinary course; and (c) there has been no sale, assignment or transfer of any material Assets, or any theft, damage, removal, destruction or casualty loss of any material property. As of the date of this Agreement, since December 31, 2000, there has been no material change in accounting principles or practices with respect to the Business or revaluation by Seller of the Assets for financial reporting, property tax or other purposes.

            4.13. Legal Proceedings. Except as disclosed on SCHEDULE 4.13, (a) there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitrator pending, or to Seller's Knowledge, threatened, involving or affecting all or any part of the Business or Seller, except as would not reasonably be expected to materially adversely affect the Systems or the Business; (b) there are no claims, actions, suits, proceedings or investigations pending or, to Seller's Knowledge, threatened, by or before any Governmental Authority, or any arbitrator, by, against, affecting or relating to Seller which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded; and (c) there are no current rate proceedings, must-carry complaints or other actions, suits, complaints, proceedings or investigations pending against Seller alleging noncompliance by the Systems of any Franchise or License.

            4.14. Tax Returns; Other Reports. Seller has duly and timely filed all federal, state, local and foreign Tax returns and other Tax reports required to be filed by Seller, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could adversely affect or result in the imposition of an Encumbrance upon the Assets or create any transferee or other liability upon Buyer or Company, except such amounts as are being contested diligently and in good faith. Except as disclosed on SCHEDULE 4.14, Seller has received no notice of, nor does Seller have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect or result in the imposition of an Encumbrance upon the Assets or create any transferee or other liability upon Buyer or Company. Except as disclosed on SCHEDULE 4.14, the Assets are not subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for Federal Income tax purposes. Each material election with respect to income Taxes is set forth on SCHEDULE 4.14.

            4.15. Employment Matters.

                  4.15.1. Seller has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, discrimination, immigration control and the payment and withholding of Taxes.

                  4.15.2. For purposes of this Agreement, "Seller Plans" means
      (a) each employee benefit plan (as defined in Section 3(3) of ERISA), other than any defined benefit plan subject to Title IV of ERISA or any multiemployer plan (as defined in Section 3(37) of ERISA), which is sponsored or maintained by Seller or its ERISA Affiliates or to which Seller contributes, and which benefits System Employees, or (b) each multiemployer plan (as defined in Section 3(37) of ERISA) or defined benefit plan subject to Title IV of ERISA sponsored or maintained by Seller or any of Seller's ERISA Affiliates or to which Seller or any of its ERISA Affiliates is obligated to contribute. The Seller Plans in which any System Employee participates are disclosed on SCHEDULE 4.15.2. None of Seller, any Seller Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or, to the Knowledge of Seller, any Seller Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA), is in material violation of any provision of ERISA or the Code for which Buyer will have any liability after the Closing Date. No (i) "reportable event" described in Sections 4043(c)(1), (2), (3), (5), (6), (7), (10) and (13)
      of ERISA, (ii) non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), (iii) "accumulated funding deficiency" (as defined in Section 302 of ERISA) or (iv) "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred or exists and is continuing with respect to any Seller Plan. "ERISA Affiliate" means, as to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer as determined under Section 4001 of ERISA. There are no Liens against the Assets under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA. At the Closing, Buyer will have no obligation to contribute to, or any liability in respect of, any Seller Plan, or any similar employment, severance or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits (except as provided in this Agreement), fringe benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, sponsored or maintained by Seller or any of its ERISA Affiliates, or to which Seller or any of its ERISA Affiliates is obligated to contribute.

                  4.15.3. Except as disclosed on SCHEDULE 4.15, as of the date of this Agreement, no collective bargaining agreements are applicable to any System Employee and Seller has no duty to bargain with any labor organization with respect to any System Employees. None of the collective bargaining agreements applicable to any System Employee require Seller to impose the collective bargaining agreement upon Buyer or Company. Except as disclosed on SCHEDULE 4.15, as of the date of this Agreement, there are not pending, or to Seller's Knowledge, threatened, any labor disputes, unfair labor practice charges, material labor arbitration proceedings or labor grievances against Seller, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any System Employee. Except as disclosed on SCHEDULE 4.15, Seller has no employment agreements, either written or oral, with any System Employee. Except as disclosed on SCHEDULE 4.15, there are no work stoppages, strikes or other concerted activities by employees of Seller pending, or to Seller's Knowledge, threatened against Seller.

            4.16. System Information. With respect to each of the Systems, disclosed on SCHEDULE 4.16 are (a) the approximate number of plant miles (aerial and underground) for the System, (b) the minimum bandwidth capability, channel capacity and two-way capability of each headend, (c) the stations and signals carried by the System and (d) the channel position of each such signal and station (including a designation of which broadcast stations are distributed pursuant to a retransmission consent and which are distributed pursuant to a must-carry election), which information is true and correct in all material respects, in each case as of the applicable dates specified therein and subject to any qualifications set forth therein. Also disclosed on SCHEDULE 4.16 are the approximate number of homes passed by the System, and the number of subscribers of the System as of the applicable dates and calculated pursuant to the methodology specified therein. Seller has delivered to Buyer information on the channel lineups and the monthly rates charged for each class of service for the Systems (including installation charges), which information is true and correct in all material respects, in each case as of the applicable dates specified therein and subject to any qualifications set forth therein.

            4.17. Finders and Brokers. Other than Daniels & Associates (whose fees will be paid by Seller), Seller has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer or Company could be liable.

            4.18. Disclosure. Any item required to be disclosed on more than one Schedule to this Agreement will be deemed properly disclosed on another
      Schedule if it is disclosed on any Schedule to this Agreement, as long as such disclosure includes an appropriate cross-reference or it is reasonably apparent from the face and context of the item disclosed that it should be disclosed on such other Schedule.

            4.19. Securities Law Matters. Seller understands and acknowledges that the Share Consideration has not been registered or qualified under the federal or applicable state securities laws and the Share Consideration is being transferred to Seller in reliance upon applicable exemptions from such registration and qualification requirements. Seller is an "accredited investor" within the meaning of the federal securities laws and acknowledges it has been furnished with or afforded access to, and has had the opportunity to ask questions and receive answers concerning, all information pertaining to the Share Consideration. The Share Consideration is being acquired by Seller for investment only and not with a view to any resale or other distribution thereof. Seller understands that each share of Charter Class A Common Stock included in the Share Consideration is a "restricted security" within the meaning of the federal securities laws and agrees that it will not offer to sell or otherwise dispose of the Share Consideration in violation of the registration and qualification requirements of the federal and applicable state securities laws. The certificates for the Charter Class A Common Stock included in the Share Consideration will bear the following legend:


            THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION DOES NOT VIOLATE THE PROVISIONS THEREOF.

            4.20. Investment Company. Seller is not, and upon consummation of the transactions contemplated by this Agreement will not be, an "Investment Company" required to register as such under the Investment Company Act of 1940, as amended.

            4.21. Seller Tax Matters.

                  4.21.1. Seller (i) has neither agreement to make nor is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method and (ii) is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Code.

                  4.21.2. Seller has not made any payments, is not obligated to make any payments, nor is a party to any contract, agreement or arrangement covering any current or former employee or consultant of Seller that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Code or the Treasury Regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Code.

                  4.21.3. Seller has no material federal tax attributes.

      5. BUYER'S REPRESENTATIONS AND WARRANTIES.

      Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing, as follows:

            5.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets. Buyer is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary.

            5.2. Authority and Validity. Buyer has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party have been duly authorized by all requisite entity action. This Agreement is, and when executed and delivered by Buyer, the Transaction Documents will be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

            5.3. No Conflicts; Required Consents. Subject to the receipt of any consent or the expiration or termination of the applicable waiting period under the HSR Act, and assuming the Required Consents have been obtained, the execution and delivery by Buyer, the performance of Buyer under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party do not and will not: (a) violate any provision of the organizational documents of Buyer;
      (b) violate any material Legal Requirement; or (c) require any consent, waiver, approval or authorization of, or any filing with or notice to, any Person.

            5.4. Finders and Brokers. Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller could be liable.

            5.5. Legal Proceedings. There are no claims, actions, suits, proceedings or investigations pending or, to Buyer's knowledge, threatened, by or before any Governmental Authority, or any arbitrator, by, against, affecting or relating to Buyer which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded.

            5.6. Securities Law Matters. Buyer understands and acknowledges that the Company Interests have not been registered or qualified under the federal or applicable state securities laws and the Company Interests are being sold to and purchased by Buyer in reliance upon applicable exemptions from such registration and qualification requirements. Buyer is an "accredited investor" within the meaning of the federal securities laws and acknowledges it has been furnished with or afforded access to, and has had the opportunity to ask questions and receive answers concerning, all information pertaining to the Company Interests. The Company Interests are being acquired by Buyer for investment only and not with a view to any public distribution thereof. Buyer understands that the Company Interests are "restricted securities" within the meaning of the federal securities laws and agrees that it will not offer to sell or otherwise dispose of the Company Interests in violation of the registration and qualification requirements of the federal and applicable state securities laws.

            5.7. Investment Company. Buyer is not, and upon consummation of the transactions contemplated by this Agreement will not be, an "Investment Company" required to register as such under the Investment Company Act of 1940, as amended.

            5.8. Balance Sheet. Buyer has delivered, or at or before the Closing will deliver, to the Sellers a true and complete copy of an audited consolidated balance sheet of Buyer and its consolidated subsidiaries as of December 31, 2000. As of the date of this Agreement, all cable television operations of Buyer and its Affiliates are conducted through Buyer or one or more of its direct or indirect subsidiaries or joint ventures or other Persons in which Buyer holds an equity interest.

            5.9. Delivery of Share Consideration. The Share Consideration being issued hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid and nonassessable. The delivery of such Share Consideration pursuant to this Agreement will transfer to the Sellers good and valid title to such Share Consideration, free and clear of all Encumbrances and any other limitations or restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such interest), other than the transfer restrictions imposed by applicable Legal Requirements or set forth in the Registration Rights Agreement.

            5.10. SEC Filings; Financial Information.

                  5.10.1. Buyer has made available to Seller (a) Buyer's Registration Statement No. 333-41486 including the Prospectus contained therein and all amendments thereto and prospectus supplements thereto prior to the date of this Agreement, (b) Buyer's Form 10-Q for each of the quarters ended June 30, 2000, September 30, 2000, and December 31, 2000,
      (c) all Form 8-Ks filed subsequent to December 31, 2000, and (d) Buyer's Registration Statement No. 333-54394 including all amendments thereto (the "Current Filings"). The Current Filings, as of the date of the filing thereof, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  5.10.2. The financial information of Buyer and its subsidiaries contained in the Current Filings fairly present in all material respects, as of the dates thereof and for the periods then ended, the financial condition and results of operation of Buyer and its consolidated subsidiaries in conformity with GAAP (except as indicated in the notes thereto), subject to normal year-end adjustments with respect to unaudited financial statements.

            5.11. Buyer Tax Matters.

                  5.11.1. Buyer has no plan or intention to sell or otherwise dispose of any of the assets of the Company acquired in the Transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or Treasury Reg.
      Section 1.368-2(k)(1) or Treasury Reg. Section 1.368-1(d)(4)(iii).

                  5.11.2. Buyer or a party related to Buyer within the meaning of Treasury Reg. Section 1.368-1(e)(3) has no plan or intention to acquire any of the Charter Class A Common Stock issued in the Transaction.

                  5.11.3. Except as contemplated by this Agreement, neither Buyer nor any of its Affiliates has taken or agreed to take any action, nor do its executive officers have any actual knowledge of any fact or circumstance, in each case that would prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

      6. ADDITIONAL COVENANTS.

            6.1. Access to Premises and Records. Between the date of this Agreement and the Closing Date, upon reasonable advance notice from Buyer to Seller, Seller will give Buyer and its representatives reasonable access during normal business hours to all the premises and the Books and Records of the Business, to all the Assets, to the general managers of the Systems, and to other AT&T corporate personnel to the extent reasonably necessary to effect a transition of the operations of the Systems to Buyer following the Closing, and will furnish to Buyer and its representatives all information regarding the Business, the Assets and, to the extent reasonably necessary to effect any transition with respect to any Excluded Assets, the Excluded Assets, as Buyer may from time to time reasonably request. No investigation will affect or limit the scope of any of the representations, warranties, covenants and indemnities of the other in this Agreement or in any Transaction Document or limit liability for any breach of any of the foregoing. Buyer will use commercially reasonable efforts to give Seller prompt notice of Buyer's discovery of any event or condition that could constitute such a breach. All requests for access to AT&T corporate personnel will be made to Patty Conroy, at 303-858-3609.

            6.2. Continuity and Maintenance of Operations; Financial Statements. Except as Buyer may otherwise consent in writing (which consent, when requested in connection with any conduct described in Sections 6.2.1, 6.2.2, 6.2.3 or 6.2.7, will not be withheld unreasonably), until the
      Closing:

                  6.2.1.Seller will conduct the Business in good faith and operate the Systems only in the ordinary course consistent in all material respects with past practices, and will use commercially reasonable efforts, to the extent consistent with such conduct and operation, to (a) preserve the Business intact, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with Seller relating to the Business and (b) keep available the services of the System Employees (but will be under no obligation to incur any costs in addition to what Seller is currently incurring to do so).

                  6.2.2.Seller will maintain the Assets in good repair, order and condition (ordinary wear and tear excepted), will maintain Equipment and inventory for the Systems at normal historical levels consistent with past practices (as adjusted to account for abnormally high inventory levels related to construction activity), will maintain in full force and effect, policies of insurance with respect to the Business in such amounts and covering such risks as customarily maintained by operators of cable television systems of similar size and geographic location as the Systems, and will maintain its books, records and accounts in the ordinary manner on a basis consistent with past practices. Seller will (a) only report and write off accounts receivable in accordance with past practice, (b) withhold and pay when due all Taxes relating to System Employees, the Assets or the System, (c) maintain service quality of the Systems at a level at least consistent with past practices, (d) file with the FCC all reports required to be filed under applicable FCC rules and regulations, and (e) comply in all material respects with all Legal Requirements with respect to the Systems. Seller will (x) undertake capital programs contemplated by the System's capital budget, (y) exercise good faith efforts to expend the amount described on its capital budget in accordance with the categories described with respect to each such capital program and (z) undertake capital programs reasonably requested by Buyer, provided that such requests do not, in the aggregate, require capital expenditures in excess of $10,000,000, and would not reasonably be expected to cause Seller to breach any Contract by which it is bound or any Legal Requirement or hinder or delay the Closing.

                  6.2.3.Seller will not, except as disclosed on SCHEDULE 6.2:
      (a) sell, transfer or assign any portion of the Assets other than sales in the ordinary course of business; (b) modify, terminate, renew (other than in the ordinary course or as required by this Agreement) suspend or abrogate any Franchises, Licenses or material Contracts (other than those constituting Excluded Assets); (c) enter into any non-ordinary course Contract or commitment involving an expenditure in excess of $50,000 individually, or $500,000 in the aggregate, other than Contracts or commitments which are cancellable on 30 days' notice or less without penalty and other than as contemplated by this Agreement; (d) modify its procedures for disconnection and discontinuation of service to subscribers whose accounts are delinquent; (e) except in accordance with an AT&T-wide plan or program (in which case Seller will give prior notice to Buyer) increase the compensation or materially change any benefits (other than severance benefits) available to System Employees, except as required pursuant to existing written agreements, or in the ordinary course of business consistent with past practice; (f) create, assume or permit to exist any Encumbrance (other than Permitted Encumbrances) on any of the Assets, other than any Encumbrance which will be released at or prior to the Closing; (g) make any Cost of Service Election; (h) enter into any agreement with or commitment to any competitive access provider and/or local exchange company or any internet access or on-line services provider with respect to the use or lease of any of the Assets; (i) enter into any collective bargaining agreement covering the System Employees who are not now covered by a collective bargaining agreement or enter into any new bonus, stock option, profit sharing, compensation, pension, welfare, retirement, employment or similar agreement that would create any liability to Buyer or Company after the Closing Date, except where required by any Legal Requirement; (j) decrease the rate charged for any level of Basic Services, Expanded Basic Services or any Pay TV, except to the extent required by any Legal Requirement or, except as expressly permitted by SCHEDULE 6.2 or in connection with any rebuild, add, delete, retier or repackage any analog programming services, in each case except to the extent required under the 1992 Cable Act or any other Legal Requirement; provided, however, that if rates are decreased in order to so comply, Seller will provide Buyer with copies of any FCC forms (even if not filed with any Governmental Authority) used to determine that the new rates were required; (k) engage in any marketing, subscriber installation, collection or disconnection practices outside the ordinary course of business or inconsistent with past practice; (l) enter into, modify or amend any Contract for any fiber or fiber capacity lease or use arrangements; (m) offer telephony or related services in Systems where such services are not offered as of the date of this Agreement; or
      (n) convert any of the Systems to any billing system or otherwise change billing arrangements for any of the Systems.

                  6.2.4.Seller will deliver to Buyer true and complete copies of any monthly and quarterly financial statements and operating reports with respect to the Business which are prepared by or for Seller in the ordinary course of business at any time between the date of this Agreement and the Closing Date, including System level and consolidated state level expanded and detailed statements of operating income and cash flow with respect to the Business. Seller will further promptly deliver to Buyer any other reasonable financial information related to the Systems requested by Buyer. Prior to Closing, Seller will provide prompt notice to Buyer of any change in accounting principles or practices with respect to the Business or revaluation by Seller of the Assets for financial reporting, property tax or other purposes.

                  6.2.5.Within 30 days after the date of this Agreement, or with respect to items that are prepared, filed or received by Seller after the date hereof, within 5 Business Days after the date of preparation, filing or receipt, Seller will provide to Buyer true and complete copies of each of the following items (unless previously provided):

                        (i) each Franchise and License related to the Systems;

                        (ii) all pending applications relating to any Franchise or License pending before any Governmental Authority;

                        (iii) a list setting forth the expiration date of all Franchises, Licenses, Authorizations and permits listed on Schedule 4.5;

                        (iv) any pending notice received from any Governmental Authority that it has determined or intends to terminate, modify or deny renewal of any Franchise to which Seller is a party;

                        (v) all pending requests for renewal with respect to any Franchise filed under Section 626 of the Communications Act;

                        (vi) any relevant documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed by Seller with respect to the Systems;

                        (vii) the most recent applicable FCC Forms 328, 329, 393, 1200, 1205, 1210, 1215, 1220, 1235 and 1240 and other FCC rate forms
      (collectively, the "FCC Rate Forms"), if any, filed with any Governmental Authority with respect to any of the Systems;

                        (viii) all historical FCC Rate Forms filed with any Governmental Authority with respect to any of the Systems where there is a rate issue pending (including any accounting order or rate order on appeal);

                        (ix) all other reports, filings and correspondence made or filed with the FCC or pursuant to the FCC rules and regulations filed after the date which is one year prior to the date of this Agreement;

                        (x) all complaints, petitions, answers, responses and other filings made with or by any Governmental Authority in connection with any rate orders issued by such Governmental Authority or any appeal therefrom with respect to any Franchise or any System;

                        (xi) all documentation relating to any System with respect to the carriage of broadcast signals under current must-carry and retransmission consents;

                        (xii) any social contract entered into with the FCC in respect of any System with regard to rate regulation, subscriber refunds and other matters;

                        (xiii) all reports, filings and correspondence with respect to any System made or filed with the U.S. Copyright Office or pursuant to the U.S. Copyright Office rules and regulations on or after the date which is three years prior to the date of this Agreement;

                        (xiv) a schedule setting forth the ownership, height (with and without appurtenances), location (address, latitude, longitude and ground elevation), structure type and FCC call signs of each tower used in connection with the operation of the Systems;

                        (xv) all available Federal Aviation Administration ("FAA") final determinations (if applicable) and FCC registrations for all such towers;

                        (xvi) all Contracts and Real Property agreements related to the Systems;

                        (xvii) a list of all headends, Franchises and unfranchised communities indicating the number of basic subscribers served in each; and

                        (xviii) a schedule setting forth (i) the cities, towns, villages, boroughs and counties served by each system; (ii) the approximate number of single family and residential and commercial MDUs passed by each Franchise and System; and (iii) the FCC CUID numbers for each Franchise.

                  6.2.6. Each month, Seller will deliver to Buyer, a schedule indicating the then current status of the Required Consents marked with an asterisk on SCHEDULE 4.3 and what action has been taken by Seller with respect to obtaining such Required Consents. Beginning 60 days after the date of this Agreement, Seller will provide weekly updates (by telephone, electronic mail or in writing) to Buyer regarding the status of such Required Consents.

                  6.2.7. Seller will use its commercially reasonable efforts to challenge and contest any litigation brought against or otherwise involving Seller that could result in the imposition of Legal Requirements that could cause the conditions to the Closing not to be satisfied, or to settle such litigation. Seller will not, without Buyer's consent, enter into any settlement of any litigation that will bind Buyer, Company or any System to any material obligation following the Closing, impose any liability on Buyer or Company following the Closing, or otherwise breach any representation or covenant contained in this Agreement.

                  6.2.8. Seller will cause its appropriate Affiliates to be bound by and comply with the provisions of this Section 6.2 to the extent such Affiliates own, operate or manage any of the Assets or Systems.

                  6.2.9. In the event that Seller is notified of any proposal with respect to the creation, deletion or modification of any so called "open access" provision that would be applicable to any System, whether imposed by a Franchise, state or local law, or state or local regulation, mandating that the franchisee permit one or more Internet service providers that are not affiliated with the franchisee to offer service over the franchisee's System facilities, Seller will provide Buyer with notice of such proposal, will provide Buyer with information regarding such proposal as Buyer reasonably requests, and will permit Buyer to provide input to AT&T regarding AT&T's negotiations and discussions with respect to such proposal.

            6.3. Employee Matters.

                  6.3.1. Except as set forth in this Section 6.3.1, Buyer may, but will have no obligation to, cause Company or its Affiliate to employ or offer employment to, any or all System Employees. Within 30 days after the date of execution of this Agreement, Seller will provide to Buyer a schedule of all System Employees by work location as of a recent date, showing the original hire date, the then-current positions and rates of compensation, rate type (hourly or salary) and scheduled hours per week, and whether the employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization (the "System Employee Schedule"). Buyer will maintain the System Employee
      Schedule in strict confidence. The System Employee Schedule will be updated as necessary to reflect new hires or other personnel changes.

      Within 60 days after receipt of the System Employee Schedule, or such other date as the parties may agree, Buyer will provide Seller in writing a schedule of the System Employees Buyer will cause Company to offer to employ following the Closing (the "Offer/No Offer Schedule"), subject only to the pre-hire evaluations permitted by this Section 6.3.1. Buyer will cause Company to provide in writing notification of such offer, subject only to the pre-hire evaluations permitted by this Section 6.3.1, to each System Employee included on the Offer/No Offer Schedule no later than 30 days prior to the Closing. Seller agrees, and will cause its appropriate Affiliates, to cooperate in all reasonable respects with Buyer to allow Buyer or its Affiliates to evaluate its System Employees to make hiring decisions. In this regard, Buyer will have the opportunity to make such appropriate pre-hire investigation of the System Employees, as Buyer deems necessary, including the right to review personnel files and the right to interview such employees during normal working hours so long as such interviews are conducted after notice to Seller and do not unreasonably interfere with Seller's operations and such investigations and interviews do not violate any Legal Requirement. Seller agrees, and will cause its appropriate Affiliates, to cooperate in all reasonable respects with Buyer to allow Buyer or its Affiliates to evaluate its System Employees to make hiring decisions so long as Buyer provides notice to Seller and such evaluation does not unreasonably interfere with Seller's operations and such evaluations do not violate any law or Contract. All offers for initial employment with Company will be for employment with substantially similar responsibilities at a geographic location within a 35-mile radius of such System Employee's primary place of employment and same base compensation such System Employee is receiving as of the Closing Date. Seller acknowledges that nothing in this Agreement will restrict Buyer from changing a Hired Employee's job description, responsibilities, location, salary or benefits following the Closing. To the extent consent is required by applicable law, Seller will use good faith efforts to obtain the consent of each of its System Employees to allow Buyer to review personnel files in connection with the foregoing. Buyer or its Affiliates may, if it wishes, condition any offer of employment upon the employee's passing a pre-employment drug screening test, the completion of a satisfactory background check and, if the employee is on Approved Leave of Absence, upon the employee's return to active service (with or without reasonable accommodations) within 12 weeks after the Closing Date or, if earlier, on the first Business Day following expiration of the employee's Approved Leave of Absence. For purposes of this Agreement, employees on "Approved Leave of Absence" means employees absent from work on the Closing Date and unable to perform their regular job duties by reason of illness or injury under approved plans or policies of the employer (other than employee's absence for less than five days due to short term illness or injury not requiring written approval by the employer) or otherwise absent from work under approved or unpaid leave policies of the employer. Buyer will bear the expense of such examination but Seller will, upon reasonable notice, cooperate in the scheduling of such examinations so long as the examinations do not unreasonably interfere with Seller's operations. The selection of employees to be offered employment by Buyer will be made at the sole and absolute discretion of Buyer. As of the Closing Date, neither Buyer, Company nor any of their Affiliates will have any obligation to Seller, its Affiliates or to the Seller's employees, with regard to any employee it has determined not to hire. As of the Closing Date, Seller will, and will cause its appropriate Affiliates to, terminate the employment of all System Employees that are hired by Buyer or its Affiliates (the "Hired Employees") as of the Closing Date. Notwithstanding any of the foregoing, from the date hereof until the Closing, and other than in connection with offers of employment to such employees to take effect at the Closing, Buyer agrees not to solicit for employment prior to the Closing (other than through general advertisements), without the written consent of the other, any System Employee.

                  6.3.2. As of the Closing Date, Seller will be responsible for and will cause to be discharged and satisfied in full or, with respect to Seller Plans, will have adequately funded or reserved for, all amounts due and owing to each System Employee (whether or not such employees are hired by Buyer or Company as of or after the Closing) with respect to and in accordance with the terms of all compensation plans or Seller Plans, including without limitation, any compensation including salaries, commissions, deferred compensation, severance (if applicable), insurance, pension, profit sharing, disability payment, medical, sick pay, holiday, accrued and unused vacation in excess of the amount Buyer assumes pursuant to this Section, payments under any incentive compensation or bonus agreement, in each case, which has accrued on or prior to the Closing Date and other compensation or benefits to which they are entitled for periods prior to the Closing Date (and, for Employees on Approved Leave of Absence, until their termination by Seller, or its appropriate Affiliate, or their employment by Company, or its appropriate Affiliate, as set forth in Section 6.3.1). Seller will satisfy any legal obligation with respect to continuation of group health coverage required pursuant to Section 4980B of the Code or Section 601, et seq., of ERISA with respect to all System Employees whose employment with Seller or any of Seller's ERISA Affiliates terminates on or before the Closing Date. Any liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq. ("WARN") with regard to any employee terminated on or prior to the Closing Date, or not hired by Buyer on or after the Closing Date, will, as a matter of contract between the parties, be the responsibility of Seller. Buyer will cooperate with Seller and Seller's Affiliates, if requested, in the giving of WARN notices on behalf of the other party.

                  6.3.3. Buyer and Seller hereby acknowledge and agree that, pursuant to the authority of Revenue Ruling 2000-27, the transactions contemplated by this Agreement will result in a permissible distribution event under Section 401(k) of the Code from any Seller Plan designed to satisfy the requirements of Section 401(k) of the Code.

                  6.3.4. Except as otherwise expressly provided pursuant to the terms of this Agreement, neither Buyer, Company nor any of their Affiliates will have or assume any obligation or liability under or in connection with any Seller Plan. In regard to any System Employee on an Approved Leave of Absence, such responsibility for benefit coverage of such System Employee, and liability for payment of benefits, will remain that of Seller, or the appropriate Affiliate of Seller, until such employee becomes an employee of Company after the Closing pursuant to Section 6.3.1 or is terminated by Seller or its appropriate Affiliate. For purposes of this Agreement, the following claims and liabilities will be deemed to be incurred as follows:
      (i) medical, dental and/or prescription drug benefits upon the rendering of the medical, dental, pharmacy or other services giving rise to the obligation to pay such benefits except with respect to such benefits provided in connection with a continuous period of hospitalization, which will be deemed to be incurred at the time of admission to the hospital;
      (ii) life, accidental death and dismemberment and business travel accident insurance benefits and workers' compensation benefits, upon the occurrence of the event giving rise to such benefits; and (iii) salary continuation or other short-term disability benefits, or long-term disability, upon commencement of the disability giving rise to such benefit.

                  6.3.5. (a) Notwithstanding anything to the contrary herein, Buyer will, or will cause Company to:

                        (i) upon receipt of a schedule showing the vacation balances and value of such balances of each Hired Employee (as defined below), which schedule will be delivered by Seller to Buyer within 10 days after the Closing, credit each Hired Employee the amount of vacation time (but not sick time) permitted to be accrued by employees of Buyer in accordance with Buyer's standard practices (to a maximum of four weeks) accrued and unused by him or her as a System Employee through and including the Closing Date to the extent Buyer has received an adjustment to the Purchase Price therefor; provided, however, that if any Hired Employee has accrued vacation time in excess of the amount transferred to Buyer, then Seller will, and will cause its appropriate Affiliate to, pay to such employee the amount of such excess and neither Buyer, Company nor any of their Affiliates will assume any liability or obligation in respect of such excess;

                        (ii) give each Hired Employee credit for such employee's past service with Seller and its Affiliates as of the Closing Date as reflected on the System Employee Schedule (which may include past service with any prior owner or operator of the Systems) ("Past Service") for purposes of eligibility to participate in Buyer's employee welfare benefit (including medical, dental, flexible spending accounts, accident, life insurance plans and programs, disability plans, and other employee welfare benefits) plans (the "Buyer's Welfare Plans") that are generally available to similarly situated employees of Buyer and such employees' dependents;

                        (iii) give each Hired Employee credit for such employee's Past Service for purposes of participation and vesting under Buyer's employee

      401(k) plan, provided that Buyer will not be obligated to establish a special entry date under such plan for Hired Employees;

                        (iv) give each Hired Employee credit for such employee's Past Service with Seller and its Affiliates as of the Closing Date for any waiting periods under Buyer's Welfare Plans that are generally available to similarly situated employees of Buyer and except to the extent any Hired Employees were subject to any limitations on benefits for any preexisting conditions or requirements for evidence of insurability under Seller's Plans, not subject any Hired Employees to such limitations, provided that the treatment is covered under Buyer's group health plans; and

                        (v) credit each Hired Employee under any Buyer group health plan for any deductible amount and out of pocket expenses and similar limits applicable and previously met by such Hired Employee as of the Closing Date under any of the group health plans of Seller or its Affiliates for the plan year in which the transfer of employment occurs.

                       (b) Notwithstanding anything set forth in Section 6.3.5(a), Company will have no obligation to System Employees who are Employees on Approved Leave of Absence until they become employees of Company pursuant to Section 6.3.1 hereof.

                  6.3.6. If Buyer or Company discharges any Hired Employee without cause within 90 days after the Closing Date, then Buyer will cause Company to pay severance pay to such Hired Employee in accordance with Seller's severance benefit plan in effect as of the Closing, taking into account such Hired Employee's Past Service as well as such Hired Employee's period of employment with Buyer for purposes of calculating severance pay under such plan. Seller will reimburse Buyer upon request if and to the extent such severance pay exceeds the severance pay that would have been payable under Seller's severance benefit plan in effect as of the date of this Agreement. Following such 90-day period, each Hired Employee will be covered under the Buyer's severance benefit plan and Buyer will count the period of employment with Buyer as well as such Hired Employee's Past Service for purposes of calculating benefits under such plan. For purposes of this Agreement, "cause" means (a) conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude, (b) intentional or grossly negligent disclosure of confidential or trade secret information of Buyer (or any of its Affiliates) to anyone who is not entitled to receive such information; (c) gross omission or gross dereliction of any statutory or common law duty of loyalty to Buyer or any of its Affiliates; (d) willful violation of Buyer's code of conduct or other written policies or procedures; or (e) repeated failure to carry out the duties of the employee's position despite specific instruction to do so.

                  6.3.7. If Seller has, or acquires, a duty to bargain with any labor organization with respect to any of System Employees, then Seller will (i) give prompt written notice of such development to Buyer, including notice of the date and place of any negotiating sessions as they are planned or contemplated and permit Buyer to have a representative present at all negotiating sessions with such labor organization and at all meetings preparatory thereto (including making Buyer's representative a representative of Seller's delegation if required by the labor organization), and (ii) not, without Buyer's written consent, enter into any contract with such labor organization that purports to bind Buyer or Company, including any successor clause or other clause that would have this purpose or effect. Seller acknowledges and agrees that Buyer has not agreed to be bound, and that neither Buyer nor Company will be bound, without an explicit assumption of such liability or responsibility by Buyer, by any provision of any collective bargaining agreement or similar contract with any labor organization to which Seller or any its Affiliates is or may become bound. Except as may be required on the part of Seller or its Affiliates by operation of law or under the Neutrality and Consent Agreement effective July 1, 1999 by and among CWA, IBEW and certain business operating units and divisions of AT&T Corp. and modified effective May 10, 2000, and September 21, 2000 (as so modified, the "NCE Agreement") (a true, correct and complete copy of which, including modifications, has been provided to Buyer), and then only upon written notice to Buyer of any proposed action or non-action and after consultation in good faith with Buyer, Seller will take no action or engage in any inaction which might obligate or require Buyer or Company to recognize or bargain with any labor organization on behalf of Systems Employees. Nothing in this Section 6.3.7 will be deemed a waiver of Seller's attorney-client privilege.

                  6.3.8. Nothing in this Section 6.3 or elsewhere in this Agreement will be deemed to make any employee of Seller a third party beneficiary of this Agreement.

            6.4. Leased Vehicles; Other Capital Leases. Seller will pay the remaining balances on any leases for vehicles or capital leases included in the Equipment and will deliver title to such vehicles and other Equipment free and clear of all Encumbrances (other than Permitted Encumbrances) to Company at the Closing.

            6.5. Consents.

                  6.5.1. Prior to the Closing, Seller will use commercially reasonable efforts to obtain in writing, as promptly as possible and at its expense, all the Required Consents, in form and substance reasonably satisfactory to Buyer and will deliver to Buyer copies of such Required Consents after they are obtained by Seller; provided, that Seller will use a form of letter or application prepared by Buyer (subject to reasonable review and comment by Seller); provided that in no event will Seller request the consent of any Third Party or Affiliate later than 45 days following the date hereof. All documents delivered or filed with any Governmental Authority or any Person by or on behalf of Seller pursuant to this Section 6.5, when so delivered or filed, will be correct, current and complete in all material respects. Buyer will cooperate with Seller to obtain all Required Consents, but Buyer will not be required to accept or agree or accede to any modifications or amendments to, or changes in, or the imposition of any condition to the transfer to Company (and the subsequent sale of the Company Interests to Buyer) of any Contract, Franchise or written instrument evidencing Real Property that are not reasonably acceptable to Buyer. Prior to the Closing, Seller will (i) use commercially reasonable efforts to give any notices required by the terms of the Contracts, Franchises, Real Property agreements and Licenses to be given prior to Closing and (ii) cooperate in good faith with Buyer in connection with requests for consents (other than Required Consents) required by the terms of the Contracts, Franchises, Real Property agreements and Licenses to be obtained. Notwithstanding the foregoing, Buyer will comply with the reasonable requests of Seller and, to the extent required, negotiate in good faith with any Third Party, as commercially reasonable for Seller to assign to Company in part the rights and obligations under any master Contract disclosed on SCHEDULE 4.6.

                  6.5.2. Notwithstanding the provisions of Section 6.5.1, Seller will not have any further obligation to obtain Required Consents: (a) with respect to Contracts relating to pole attachments where the licensing party will not, after Seller's exercise of commercially reasonable efforts, consent to an assignment of such Contract but requires that Buyer or Company enter into a new agreement with such licensing authority, in which case Buyer will use its commercially reasonable efforts to negotiate such an agreement for Company to enter into prior to (but contingent on) the Closing or as soon as practicable thereafter and Seller will cooperate with and assist Buyer in obtaining such agreements; (b) for any business radio license which Seller reasonably expects can be obtained within 120 days after the Closing and so long as such business radio license is eligible for automatic special temporary authorization under FCC rules with respect thereto; and (c) with respect to leased Real Property, if Seller obtains and makes operational prior to Closing substitute leased Real Property that is reasonably satisfactory to Buyer and on terms reasonably satisfactory to Buyer.

                  6.5.3. If and to the extent that Seller fails to obtain all Required Consents identified with an asterisk (*) on SCHEDULE 4.3 on or prior to the Closing (whether or not Buyer will have waived satisfaction of the condition to Closing set forth in Section 7.2.4), then, for a period of 15 months following the Closing, Seller with respect to such Systems and Assets will continue to use commercially reasonable efforts to obtain in writing as promptly as possible such Required Consents and will deliver copies of the same, reasonably satisfactory in form and substance, to Buyer.

                  6.5.4. Buyer will prepare and deliver to Seller no later than the date of this Agreement, Buyer's portion of FCC Forms 394 with respect to each Franchise for which a Required Consent must be obtained as set forth on SCHEDULE 4.3. Seller will prepare Seller's portion of such Forms for each such Franchise on or before the date of this Agreement. Seller and Buyer will cooperate in the preparation of such Forms and will execute such Forms and Seller will deliver them to the appropriate Governmental Authority on or before February 28, 2001. In connection with such delivery, Seller will request and retain proofs of delivery and will promptly deliver copies of such proofs to Buyer. Without the prior consent of Buyer, Seller will not agree with any Governmental Authority to extend or to toll the time limits applicable to such Governmental Authority's consideration of any FCC Form 394 filed with such Governmental Authority. Seller will use commercially reasonable efforts to (i) provide advance notice to Buyer of any meetings or conferences (whether in person or by conference call) with Governmental Agencies concerning such Forms, and (ii) to permit Buyer to participate in such meetings or conferences on its own behalf.

                  6.5.5. Prior to the Closing and subject to Section 6.2, Seller will use commercially reasonable efforts to obtain a renewal or extension of any Franchise (for a period expiring no earlier than three years after the Closing Date) for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Communications Act has not been timely delivered to the appropriate Governmental Authority (as identified in SCHEDULE 4.9) and no written confirmation has been received from such Governmental Authority that the procedures established by Section 626 of the Communications Act nonetheless will be applicable with respect to the renewal or extension of such Franchise.

            6.6. Title Commitments and Surveys. After the execution of this Agreement, Buyer may obtain, at its sole expense, (a) commitments for owner's title insurance policies on all Real Property owned by Seller and on easements which provide access to each such parcel of Real Property, and (b) an ALTA survey on each parcel of Real Property for which a title insurance policy is to be obtained. Seller will provide reasonable assistance in connection with Buyer obtaining such commitments and surveys, as Buyer may request from time to time. All such commitments and surveys will be obtained within 60 days of the date of this Agreement. If Buyer notifies Seller in writing within 15 days after the date Buyer receives the commitment or survey with respect to a parcel of owned or leased Real Property that the commitment or survey discloses a condition that constitutes a breach, or any facts which could be reasonably expected to result in a breach, of the representations of Seller contained in
      Section 4.7 or any condition that would prohibit Seller from transferring title to such Real Property free and clear of Encumbrances (other than Permitted Encumbrances), then Seller will promptly commence further investigation and use commercially reasonable efforts to at its expense to cure the condition prior to Closing. If Seller, having used such commercially reasonable efforts, is unable to cure the condition prior to Closing and Closing will occur, then any claim for indemnification that Buyer may have with respect to the condition may be brought without the requirement that such claims meet or exceed the Threshold Amount. Seller agrees to provide Buyer's title company with a standard form of indemnification for any mechanic's or materialmen's lien affecting such Real Property which is not an Assumed Obligation and Liability.

            6.7. HSR Notification. As soon as practicable after the execution of this Agreement, but in any event no later than 30 days after such execution, Seller and Buyer will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the transactions contemplated by this Agreement; and each such filing will request early termination of the waiting period imposed by the HSR Act. The parties will use their commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. Each party will cooperate to prevent inconsistencies between their respective filings and between their respective responses to all such inquiries and requests, and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. The parties will use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Notwithstanding the foregoing, neither Buyer nor Seller will be required to make any significant change in the operations or activities of their respective business (or any material assets employed therein) or that of any of their respective Affiliates, if such party determines in good faith that such change would be materially adverse to the operations or activities of such business (or any material assets employed therein), provided such business has significant assets, net worth, or revenue. Each party will pay its own filing fees under the HSR Act in connection with the transactions contemplated by this Agreement.

            6.8. Notification of Certain Matters. Seller will promptly notify Buyer of any fact, event, circumstance or action (a) which, if known on the date of this Agreement, would have been required to be disclosed to Buyer pursuant to this Agreement or (b) the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement not to be correct and complete as of the Closing Date.

            6.9. Risk of Loss; Condemnation.

                  6.9.1. Seller will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of the Systems or the replacement or restoration of the lost or damaged property within 45 days after the occurrence of the event resulting in such loss or damage, Seller will immediately notify Buyer of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Seller either (a) to waive such defect and proceed toward consummation of the transactions contemplated by this Agreement in accordance with terms of this Agreement or (b) terminate this Agreement. If Buyer elects so to terminate this Agreement, Buyer and Seller will be discharged of any and all obligations hereunder. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there will be no adjustment in the consideration payable to Seller on account of such loss or damage, but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Company, or the rights to such proceeds will be assigned by Seller to Company if not yet paid over to Seller.

                  6.9.2. If, prior to the Closing, all or any part of or interest in the Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller or Buyer that it intends to condemn all or any part of the Assets (such event being called, in either case, a "Taking"), then
      (a) Buyer will have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) Seller will be relieved of its obligation to convey to Company the Assets or interests that are the subject of the Taking, (c) at the Closing, Seller will assign to Company all of Seller's rights to all damages payable with respect to such Taking and will pay to Buyer all damages previously paid to Seller with respect to the Taking, and (d) following the Closing, Seller will give Company such further assurances of such rights and assignment with respect to the Taking as Company may from time to time reasonably request. The foregoing will not affect or limit the scope of any representation or warranty of Seller in this Agreement or limit Buyer's right to rely on such representation or warranty as a condition of Closing to the extent set forth in this Agreement.

            6.10. Transfer Taxes; Ad Valorem Obligations.

                  6.10.1. Any state or local sales, use, transfer, or documentary transfer Taxes or fees or any other charge imposed by any Governmental Authority (other than any of Seller's income, franchise, gross receipts, corporation, excess profits, rental, devolution, or payroll tax by whatsoever authority imposed or howsoever designated) arising from or payable by reason of the transfer of the Assets contemplated by this Agreement will be borne equally by Buyer and Seller. Tax returns required to be filed in respect of Transfer Taxes ("Transfer Tax Returns") will be prepared and filed by the party that has the primary responsibility under applicable law for filing such Transfer Tax Returns. If neither party has primary responsibility for filing a Transfer Tax Return, then Seller will be responsible for preparing and filing any such Transfer Tax Return.

                  6.10.2. Each party hereto will cooperate in assuring that all real property taxes, personal property taxes and similar ad valorem obligations that are levied with respect to the Assets or the Business for assessment periods in which the Closing Date occurs and are otherwise not accounted for in the adjustment to Purchase Price set forth in Section 3.3 of the Agreement or excluded pursuant to Section 2.2(w) (collectively, the "Apportioned Obligations") and any refund or rebate thereof, will be apportioned between Seller and Buyer as of the Closing Date based on the number of days in any such period falling on or before the Closing Date, on one hand, and after the Closing Date, on the other hand (it being understood that Seller is responsible for the portion of each such Apportioned Obligation attributable to the number of days from the most recent lien date to and including the Closing Time and Buyer is responsible for the portion of each such Apportioned Obligation attributable to the period after the Closing Time). An adjustment will be made to the Purchase Price to reflect any payment of Apportioned Obligations that have been made by Seller on or prior to the Closing Date that are apportioned to Buyer hereunder. The parties hereto will cooperate, including during times of audit by taxing Governmental Authorities, to avoid payment of duplicate or inappropriate Taxes or other ad valorem obligations of any kind or description which related to the Assets or the Business, and each party will furnish, at the request of the other, proof of payment of any such Taxes or ad valorem obligations or other documentation that is a prerequisite to avoiding payment of a duplicate or inappropriate Tax or other ad valorem obligations.

            6.11. Updated Schedules. Not less than 10 Business Days prior to the Closing, Seller will deliver to Buyer revised copies of the Schedules to this Agreement, which will have been updated and marked to show any changes occurring between the date of this Agreement and the date of delivery. Seller will update all Schedules, regardless of whether the original Schedule is as of a certain date; provided that SCHEDULE 4.16 will be updated to a reasonable date between the date of this Agreement and the Closing Date. Such updates are for informational purposes only, and for purposes of determining whether Seller's representations, warranties and covenants in this Agreement are true and correct at Closing, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing. Notwithstanding the foregoing, if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims, in each case acquired after the date of this Agreement ("New Properties") as Assets that would have been (if owned on the date of this Agreement) required by this Agreement to have been disclosed by Seller in its original Schedules and that were acquired by Seller after the date of this Agreement in breach of this Agreement, then Buyer, at or before Closing, will have the right (to be exercised by written notice delivered to Seller at least two days prior to the Closing Date) to cause any one or more of such New Properties to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, and except as set forth in the preceding sentence with respect to New Properties, the waiver of any condition to Closing by a party who has knowledge of a breach by the other party will not be deemed a waiver of any rights and remedies with respect to such breach under this Agreement.

            6.12. Use of Seller's Name. Seller and its Affiliates will retain all rights with respect to the names "AT&T," "Tele-Communications, Inc." and "TCI" or any and all derivations thereof after the Closing. Buyer will cause Company to remove or delete such names or any and all derivations thereof from the Business and Assets as soon as reasonably practicable, but in any event by the 120th day following the Closing. Seller and its Affiliates will take no action to enforce their intellectual property rights in such names during such 120-day period, provided Buyer complies with the terms of this Section 6.12 Notwithstanding the foregoing, nothing in this Section 6.12 will require Buyer to remove or discontinue using any such name or mark that is affixed to converters or other items in customer homes or properties on the Closing Date, or as are used in a similar fashion which makes such removal or discontinuation impracticable.

            6.13. Transitional Billing Services. Seller will provide to Buyer, upon request, access to and the right to use its billing system computers, software and related fixed assets in connection with the Systems for a period of up to six months following the Closing to allow for conversion of existing billing arrangements, including billing and related arrangements regarding internet access services being provided to customers of a System on the Closing Date ("Transitional Billing Services"). Buyer will notify Seller at least 30 days prior to the Closing as to whether it desires Transitional Billing Services from Seller. All Transitional Billing Services, if any, that are requested by Buyer will be provided on terms and conditions reasonably satisfactory to each party; provided, however, that the amount to be paid by Buyer for such Transitional Billing Services will not exceed the out-of-pocket cost to Seller of providing such Transitional Billing Services. Seller will notify Buyer of the cost to Seller of providing such Transitional Billing Services within 10 Business Days after receiving Buyer's notice requesting the provision of such Transitional Billing Services.

            6.14. Transition of High Speed Data Services. Seller will provide to Buyer, upon request, transitional services for a period of up to six months following the Closing to allow for conversion of existing high speed data services provided by the Systems, which services may include billing, technical and customer support ("Transitional HSD Services"). Buyer will notify Seller at least 60 days prior to the Closing as to whether it desires Transitional HSD Services from Seller. All Transitional HSD Services, if any, and the scope of such Transitional HSD Services that are requested by Buyer will be provided on terms and conditions reasonably satisfactory to each party; provided, however, that the amount to be paid by Buyer for such Transitional HSD Services will not exceed the out-of-pocket cost to Seller of providing such Transitional HSD Services.

            6.15. Certain Notices. Seller will duly and timely file a valid request for renewal under Section 626 of the Communications Act with the proper Governmental Authority with respect to all Franchises of the Business that will expire within 33 months after any date between the date of this Agreement and the Closing Date.

            6.16. Satisfaction of Conditions. Each party will use commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 7, by no later than June 15, 2001.

            6.17. Bulk Transfers. Buyer and Seller each waive compliance by the other with Legal Requirements relating to bulk transfers that may be applicable to the transactions contemplated hereby.

            6.18. Programming Matters. Buyer will cause Company to execute and deliver to Seller such documents and take such actions as may be reasonably requested by Seller to comply with the requirements of Seller's programming Contracts and channel line-up requirements with respect to divestitures of cable television systems. Seller will execute and deliver such documents as may be reasonably requested by Buyer to comply with the requirements of Buyer's programming Contracts and channel line-up requirements with respect to acquisitions of cable television systems. Neither party will be required to make any payments to the other's programmers in the fulfillment of its obligations under this Section 6.18; provided, however, that neither Buyer nor Company will be required to provide specific programming or channels or to assume any liability with respect to or in connection with the programming agreements of Seller or any of its Affiliates.

            6.19. Cooperation as to Rates and Fees.

                  6.19.1. After the Closing, notwithstanding the terms of
      Section 10.4, Buyer will have the right at its own expense to assume control of the defense of any rate proceeding with respect to the Systems that remains pending as of the Closing or that arises after the Closing but relates to the pre-Closing operation of the Systems. Buyer will promptly notify Seller regarding the commencement of any such rate proceeding relating to the pre-Closing operation of the Systems. In any such rate proceeding involving the Systems, Seller will cooperate in such proceeding and promptly deliver to Buyer all information reasonably requested by Buyer as necessary or helpful in such proceeding.

                        (a) If Buyer elects to assume control of the defense of any such rate proceeding, then (i) Seller will have the right to participate, at its expense, in the defense in such rate proceeding, and
      (ii) Buyer will have the right to settle any rate proceeding relating to the pre-Closing operation of the Systems unless under such settlement Seller would be required to bear liability with respect to the pre-Closing time period, in which event such settlement will require Seller's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

                        (b) If Buyer does not elect to assume control of the defense of any such rate proceeding, then (i) Buyer will have the right to participate, at its expense, in the defense in such rate proceeding, and
      (ii) without the prior consent of Buyer (which will not be unreasonably withheld, conditioned or delayed), Seller will not settle such rate proceeding if such settlement would require Buyer or Company to bear any liability or would adversely affect the rates to be charged by Buyer or Company. In any such rate proceeding involving the Systems, Buyer will cooperate in such proceeding and promptly deliver to Seller all information in its possession that is reasonably requested by Seller as necessary or helpful in such proceeding.

                  6.19.2. Prior to Closing, Seller will not settle or permit to be settled any rate proceeding with respect to the Systems or Franchises without the consent of Buyer, which consent will not be unreasonably withheld or delayed, unless the proposed settlement includes injunctive or other relief that adversely affects the Assets or its or Company's ability to operate such Systems substantially in the manner in which they are operated on the date of this Agreement (other than changing the rates in question), in which case consent may be withheld or delayed in Buyer's sole discretion.

                  6.19.3. If Seller is required, following the Closing, pursuant to any Legal Requirement, settlement or otherwise, to reimburse or provide in-kind or another form of consideration to any subscribers of the Systems in respect of any subscriber payments previously made by them, including fees for cable television service, equipment charges, late fees and similar payments, Buyer agrees that it will cause Company to make such reimbursement or provide such in-kind or other form of consideration through Buyer's billing system on terms reasonably specified by Seller, and Seller will reimburse Buyer for all such payments and other consideration made by Buyer following the Closing and for Buyer's reasonable out-of-pocket expenses incurred in connection therewith. Such reimbursement will be reflected in the Final Adjustments Report, to the extent then known. For expenses incurred after completion of the Final Adjustments Report, Seller will reimburse Buyer within 60 days after receipt of a statement therefor. Seller and Buyer will provide each other with all information in its possession that is reasonably required by such other party in connection with such reimbursement.

            6.20. Cooperation on Pending Litigation. With respect to any defense or prosecution of any litigation or legal proceeding with respect to the Systems that relates to the period prior to the Closing Time and for which Seller and its Affiliates are responsible pursuant to this Agreement, Buyer will cause Company to cooperate with and assist Seller and its Affiliates, upon reasonable request and at Seller's expense, by undertaking commercially reasonable efforts to make witnesses available and provide all information in its possession (including access to employees with information regarding such proceedings and access to books and records that may relate to the proceedings) that Seller and its Affiliates may reasonably require in connection with such litigation or legal proceedings or in response to any complaint, claim, inquiry, order or requirements of any Governmental Authority or other Third Party. No action undertaken by Buyer or Company as requested by Seller under this Section 6.20 will be deemed a waiver of any rights and remedies it may have with respect to any breach under this Agreement.

            6.21. Confidentiality.

                  6.21.1. Neither Buyer nor Seller will, nor will it permit any of its Affiliates to, issue any press release or make any other public announcement or any oral or written statements to Seller's employees concerning this Agreement or the transactions contemplated hereby except as required by applicable Legal Requirements, without the prior written consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, the terms of this Agreement in confidence; provided that (a) such party may use and disclose such information once it has become publicly disclosed (other than by such party in breach of its obligations under this Section) or which rightfully has come into the possession of such party (other than from the other party) and (b) to the extent that such party may be compelled by Legal Requirements to disclose any of such information, but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. The obligation by either party to hold information in confidence pursuant to this Section will be satisfied if such party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

                  6.21.2. All information concerning the Business or Assets obtained by Buyer or its Affiliates pursuant to or in connection with negotiation of this Agreement will be used by Buyer and its Affiliates solely for purposes related to this Agreement and, in the case of nonpublic information, will, except as may be required for the performance of this Agreement or by Legal Requirement, be kept in strict confidence by Buyer and its Affiliates in accordance with the terms of the letter agreement dated October 24, 2000, as amended effective on the date of this Agreement, which letter agreement, as amended, is hereby incorporated in this Agreement by reference. Any breach of such letter agreement, as amended, will be deemed a material breach of this Agreement.

            6.22. Lien Searches. Seller will obtain, at its expense, and deliver to Buyer at least 45 Business Days prior to the Closing Date, the results of a lien search conducted by a professional search company of records in the offices of the secretaries of state in each state and county clerks in each county where there exist any Real Property or Equipment, and in the state and county where Seller's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company.

            6.23. Further Assurances. At or after the Closing, each party at the request of the other party, will promptly execute and deliver, or cause to be executed and delivered, to the other party all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other party as the other party may reasonably request in order to carry out or evidence the terms of this Agreement or to collect any accounts receivable or other claims included in the Assets.

            6.24. Expired Leases. Seller will exercise commercially reasonable efforts prior to Closing to obtain written renewals or extensions, on terms reasonably acceptable to Buyer, for at least one year following the Closing of all leases of Real Property that will have expired prior to the Closing.

            6.25. Environmental Assessment.

                  6.25.1. Seller acknowledges and agrees that Buyer may commission, at Buyer's cost and expense, a "Phase I" environmental site assessment of the Real Property owned by Seller (a "Phase I Assessment") or "Phase II" assessment, or other testing or analysis of the Real Property owned by Seller as Buyer may deem appropriate (a "Phase II Assessment"). Seller will use its commercially reasonable efforts to comply with any reasonable request for information made by Buyer or its agents in connection with any such investigation, but in no event will Seller be required under this Section 6.25.1 to disclose any materials constituting attorney-client privileged communications. Seller covenants that any response to any such request for information will be complete and correct in all material respects. Seller will afford Buyer and its agents or representatives access to all operations of Seller at all reasonable times and in a reasonable manner in connection with any such investigation. Any such assessment will be completed within 60 days of the date of this Agreement. If Buyer notifies Seller in writing within 15 days after the date Buyer receives the assessment with respect to a parcel of owned Real Property that the assessment discloses an environmental condition that (a) constitutes a breach, or any facts which could be reasonably expected to result in a breach, of the representations of Seller contained in Section 4.8 or (b) could reasonably be expected to impair the use or value of such Real Property for the continued operations of the Business or subject Buyer to any Losses if Buyer consummates this Agreement, then Seller will promptly commence further investigation and use commercially reasonable efforts to at its expense to cure the condition prior to Closing. If

      Seller, having used such commercially reasonable efforts, is unable to cure the condition prior to Closing and Closing will occur, then any claim for indemnification that Buyer may have with respect to the condition may be brought without the requirement that such claims meet or exceed the Threshold Amount.

                  6.25.2. In the event this Agreement is terminated or fails to close in accordance with its terms, Buyer agrees to repair any damage or disturbance it causes to the Real Property in the course of such investigative activities by returning such Real Property to approximately the same condition as existed prior to such investigative activities. Buyer will indemnify, defend and hold Seller free and harmless from and against any and all claims, actions, causes of action, suits, proceedings, costs, expenses (including reasonable attorneys' and consultants' fees and costs), liabilities, damages, and liens of any type arising directly out of any act or omission of Buyer or any of Buyer's representatives on or about the Real Property in the course of such investigative activities. However, neither of the two preceding sentences will be interpreted to impose any obligation upon Buyer with respect to Hazardous Substances present at, on, in, under or about, or any conditions existing on, the Real Property at the time of such investigative activities, except to the extent Buyer's negligence or willful misconduct causes a release of such Hazardous Substances or otherwise exacerbates any such condition in a manner that leads to liability under any Environmental Law.

                  6.25.3. All information collected and generated as a result of the environmental due diligence authorized by Section 6.25.1 will be subject to the terms and conditions of Section 6.21 of this Agreement. Buyer will provide to Seller copies of all reports, assessments and other information composed or compiled by Buyer's environmental consultants within five (5) Business Days after Buyer's receipt of copies thereof.

            6.26. No Offers. Seller (and its directors, officers, employees, representatives and agents) will not directly or indirectly, (i) offer the Assets, the Systems or the Business for sale, (ii) solicit, encourage or entertain offers for such Assets, Systems or Business, (iii) initiate negotiations or discussions for the sale of such Assets, Systems or Business or (iv) make information about such Assets, Systems or Business available to any Third Party in connection with the possible sale of such Assets, Systems or Business prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

            6.27. Taxes. Seller and Buyer will reasonably cooperate in connection with the preparation and filing of any Tax return or any similar information statement, including any Transfer Tax Returns, for which the other is responsible for preparing and filing with respect to the Assets.

            6.28. Distant Broadcast Signals. Unless otherwise restricted or prohibited by any Governmental Authority, applicable Legal Requirements or

      Contract, Seller will, if requested by Buyer, delete prior to the Closing any distant broadcast signals which Buyer determines will result in unacceptable liability on the part of Buyer or Company for copyright payments with respect to continued carriage of such signals after the Closing; provided, however, that Seller may refuse to honor such a request if such deletion could reasonably be expected to delay or otherwise jeopardize Seller's ability to complete the transactions contemplated herein.

            6.29. System Telephone Services. Prior to Closing, Buyer will select a vendor for the provision, and arrange for the transition, of all telephony services (e.g., long distance, data circuits, and 800 number) used in connection with the operation of the Systems. If Buyer fails to effect the transition of telephony services to its selected vendor as of the Closing Date, then Buyer will reimburse Seller for all charges incurred by Seller after Closing with respect to telephony services used in connection with the operation of the Systems or in the conduct of the Business.

            6.30. Implementation of Voting Trust or other Restructuring. In the event that the ownership by Seller or its Affiliates of the Share Consideration is reasonably determined by Buyer or Seller to be attributable and such attribution, at or following the Closing, (a) would result in a violation of any cross or multiple-ownership rule or regulation promulgated by the FCC (the "Ownership Rules"), including the Cable/Broadcast Television Ownership Rules (47 C.F.R. Section 76.501(a)), the Cable Television Horizontal Ownership Rules, if applicable (47 C.F.R.
      Section 76.503), or the Cable/MMDS Cross Ownership Rules (47 C.F.R.
      Section 21.912) or (b) would prevent Seller or Buyer or any of their respective Affiliates from engaging in the transmission of video, audio (including telephony) and data over cable television systems owned, operated or managed by it in any area within the United States as a result of a potential violation of the Ownership Rules, whether by acquisition of an existing system or original construction, the Parties will cooperate in good faith to remedy or avoid any violation of the Ownership Rules by (a) modifying this Agreement and taking such other actions as required for the Share Consideration to be deposited at Closing in an FCC-approved voting trust for the benefit of Seller and pursuant to which neither Seller, Buyer nor any of their Affiliates will have a right to vote the Share Consideration, (b) by seeking appropriate relief from the FCC with respect to Seller's and its Affiliates' ownership of the Share Consideration, or
      (c) such other restructuring of the transactions contemplated by this Agreement or, following the Closing, Seller's ownership of the Share Consideration, as is mutually reasonably acceptable to the Parties. If such determination is made prior to the Closing, neither Party will be required to consummate the Closing until such remedial actions are effected. Notwithstanding the foregoing, under no circumstances will Buyer or any of its Affiliates be required pursuant to this Section 6.30 to purchase any of the Share Consideration or any other securities of Buyer or its Affiliates that are owned by Seller or its Affiliates.

                  6.31. Formation of Company. Seller will form Company as a single member limited liability company solely owned by Seller and pursuant to an operating agreement reasonably acceptable to Buyer. Seller will cause Company not to enter into any transactions or assume any liabilities prior to the Closing except as provided in this Agreement.

                  6.32. Dissolution of Seller. Promptly following the Closing, Seller will take such action as may be required to dissolve and terminate its corporate existence and to liquidate completely and to distribute directly to the holder of its common stock all of its right, title and interest in and to its assets and liabilities, including the Share Consideration.

                  6.33. Buyer Tax Covenants.

                        6.33.1. Buyer will continue at least one significant historic business line of Company, or use at least a significant portion of Company's historic business assets in a business, in each case within the meaning of Treasury Reg. Section 1.368-1(d), except that Buyer may transfer Company's historic business assets (i) to a corporation that is a member of Buyer's "qualified group," within the meaning of Treasury Reg. Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Buyer's "qualified group" have active and substantial management functions as a partner with respect to Company's historic business or (B) members of Buyer's "qualified group" in the aggregate own an interest in the partnership representing a significant interest in Company's historic business, in each case within the meaning of Treasury Reg. Section 1.368-1(d)(4)(iii).

                        6.33.2. Neither Buyer nor a party related to Buyer within the meaning of Treasury Reg.Section 1.368-1(e)(3) will acquire any of the Charter Class A Common Stock issued in the Transaction.

                        6.33.3. Buyer on behalf of itself and its Affiliates agrees that it will take no action which would cause the Transaction to fail to qualify as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code and that it will cause its respective Affiliates to file all Tax returns in a manner consistent with the qualification of the Transaction as a "reorganization" within the meaning of Section 368(a) of the Code.

                  6.34. Sale of Charter Class A Common Stock. Seller will not sell or otherwise dispose of the Charter Class A Common Stock comprising the Share Consideration except in compliance with applicable state and federal securities laws.

         7. CONDITIONS TO CLOSING.

                  7.1. Conditions to the Obligations of Buyer and Seller. The obligations of each party to consummate the transactions contemplated by this Agreement


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
         are subject to the satisfaction, at or before the Closing, of the following, which may be waived by the parties to the extent not prohibited by applicable Legal Requirements:

                        7.1.1. HSR Act Filings. All filings required under the HSR Act have been made and the applicable waiting period has expired or been terminated.

                        7.1.2. Absence of Legal Proceedings; Judgment. No judgment has been entered and not vacated by any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which prevents or makes illegal the transactions contemplated by this Agreement. No action, suit or proceeding is pending or threatened by any federal Governmental Authority which would prevent or make illegal the transactions contemplated by this Agreement.

                  7.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions, which may be waived by Buyer (subject to Section 10.3(d)) to the extent not prohibited by applicable Legal Requirements:

                        7.2.1. Accuracy of Representations and Warranties.
         The representations and warranties of Seller in this Agreement are true, complete and correct (without regard to any materiality or similar qualifications contained therein), at and as of the Closing with the same effect as if made at and as of the Closing, except (i) for changes, if any, permitted or contemplated by this Agreement, (ii) to the extent a different date is specified therein, in which case such representation and warranty is true and correct as of such date and
         (iii) to the extent that all misstatements, omissions and inaccuracies in the representations and warranties of Seller, in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect.

                        7.2.2. Performance of Agreements. Seller in all material respects has performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

                        7.2.3. Deliveries. Seller has delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 8.2.

                        7.2.4. Required Consents. Except as otherwise provided in Section 6.5.2, Seller will have received and delivered to Buyer in form and substance reasonably satisfactory to Buyer, all of the Required Consents marked with an asterisk on SCHEDULE 4.3 (including those incorporated by reference), all

         Required Consents for other CARS Licenses and Business Radio Licenses over 470 MHz and all Required Consents for other tower and headend leases; provided, however, that this condition, to the extent it relates to Required Consents of Governmental Authorities for Franchises, will be deemed to be satisfied when, the aggregate number of Equivalent Basic Subscribers (i) located in areas where it is legally permissible to operate without a franchise or that are served pursuant to Franchises that do not require consent, or (ii) that are located in franchise areas where the Franchise is not expired as to which Required Consents have been obtained in form and substance reasonably satisfactory to Buyer (or the consent of the appropriate Governmental Authority will be deemed to have been received in accordance with Section 617 of the Communications Act (47 U.S.C. 537)), divided by of the total number of Equivalent Basic Subscribers for all of the Systems (the "Franchise Consent Ratio") is equal to or greater than 90%. For purposes of calculating the Franchise Consent Ratio, the number of Equivalent Basic Subscribers related to each franchise and for all of the Systems as a whole will be calculated as of April 30, 2001, or otherwise agreed upon by the parties.

                        7.2.5. Subscribers. The aggregate of the Equivalent Basic Subscribers and the "Equivalent Basic Subscribers" under the Related Agreement as of the last day of the calendar month immediately preceding the Closing Date is not less than 125,460.

                        7.2.6. No Material Adverse Changes. During the period from December 31, 2000, through and including the Closing Date, there will not have occurred and be continuing any event or events having, individually or in the aggregate, a Material Adverse Effect.

                        7.2.7. Franchise Renewals. Each Franchise for which
         (a) a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Communications Act has not been timely delivered to the appropriate Governmental Authority and (b) with respect to which the appropriate Governmental Authority has not confirmed in writing that the procedure established by Section 626 nonetheless will apply to the renewal or extension of such Franchise, will have been renewed or extended for a period expiring no earlier than three years after the Closing Date.

                        7.2.8. At Home Agreement. Seller will have caused At Home Corporation to execute and deliver to Buyer an Affiliation Agreement, which Affiliation Agreement, in combination with the Transitional HSD Services, will permit Buyer to provide high speed data services to subscribers for six months following Closing and will be on terms consistent with At Home Corporation's then-standard terms and conditions offered to Third Party MSOs, which terms will be no less favorable than either (at At Home Corporation's election), Buyer's or Buyer's Affiliate's then-current At Home Affiliation Agreement for its Fort Worth, Texas, cable system or Buyer's or Buyer's Affiliate's then-current At Home Affiliation Agreement for its Greenville/Spartanburg, South Carolina, cable system.

                  7.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing, of the following, which may be waived by Seller, to the extent not prohibited by applicable Legal Requirements:

                        7.3.1. Accuracy of Representations and Warranties.
         The representations and warranties of Buyer in this Agreement, if qualified by a reference to materiality, are true, complete and correct and, if not so qualified, are true, complete and correct in all material respects, at and as of the Closing with the same effect as if made at and as of the Closing, except for changes, if any, permitted or contemplated by this Agreement and except to the extent a different date is specified therein, in which case such representation and warranty is true and correct as of such date.

                        7.3.2. Performance of Agreements. Buyer in all material respects has performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

                        7.3.3. Deliveries. Buyer has delivered the payment, items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 8.3.

         8. CLOSING.

                  8.1. Time and Place of the Closing. The Closing will be held on a date specified by Seller which is no less than five nor more than 10 Business Days following the date all conditions to the Closing contained in this Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived; provided, however, either party may postpone the Closing Date until the last day of the month in which all such conditions are satisfied or waived. The Closing will be held at 9:00 a.m., local time, at Seller's counsel's office located at 633 Seventeenth Street, Suite 3000, Denver, Colorado 80202, or at such other place and time as Buyer and Seller may agree.

                  8.2. Seller's Delivery Obligations. At the Closing, Seller will deliver (or cause to be delivered) to Buyer the following:

                                    (a) A Bill of Sale and Assignment and
         Assumption Agreement in substantially the form of EXHIBIT A to this Agreement with respect to the transfer of the Assets to, and assumption of the Assumed Obligations and Liabilities by, Company and a Bill of Sale in substantially the form of EXHIBIT C to this Agreement with respect to the transfer of the Company Interests to Buyer;

                                    (b) A special or limited warranty deed
         conveying title to Company in a form reasonably acceptable to Buyer (and complying with applicable state laws) with respect to each parcel of Real Property which is owned by Seller, and the improvements thereon, duly executed and acknowledged and in recordable form, warranting only to defend title to such owned Real Property against all persons claiming by, through or under Seller, subject, however, to any Permitted Encumbrances;

                                    (c) Title certificates to all vehicles
         included among the Assets (including those subject to leases), endorsed for transfer of valid and good title to Company, free and clear of all Encumbrances and leases (other than Permitted Encumbrances), and separate bills of sale or other transfer documentation for such vehicles, if required by the laws of the states in which such vehicles are titled;

                                    (d) A certificate, dated the Closing Date,
         signed by an officer of Seller, stating, solely in his or her capacity as such officer, that the conditions set forth in Sections 7.2.1 and
         7.2.2 are satisfied;

                                    (e) A FIRPTA Non-Foreign Seller Certificate
         from Seller certifying that it is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code") reasonably satisfactory in form and substance to Buyer;

                                    (f) Evidence reasonably satisfactory to
         Buyer that all Encumbrances (other than Permitted Encumbrances) affecting or encumbering the Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form reasonably satisfactory to Buyer effecting such terminations, releases or waivers;

                                    (g) Copies of all Required Consents which
         have been obtained by the Seller prior to Closing;

                                    (h) All Books and Records, delivery of which
         will be deemed made to the extent such Books and Records are then located at any of the offices of the Systems included in the Real Property;

                                    (i) An opinion of Sherman & Howard L.L.C.,
         counsel for Seller, in substantially the form of EXHIBIT D; and

                                    (j) Such other documents as Buyer may
         reasonably request in connection with the transactions contemplated by this Agreement.

                  8.3. Buyer's Delivery Obligations. At the Closing, Buyer will deliver (or cause to be delivered) to Seller the following:

                                    (a) A certificate representing the Share
                           Consideration;


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
                                    (b) A Registration Rights Agreement in
         substantially the form of EXHIBIT F (the "Registration Rights Agreement"), executed by Buyer;

                                    (c) A certificate, dated the Closing Date,
         signed by an officer of Buyer, stating, solely in his or her capacity as such officer, that the conditions set forth in Sections 7.3.1 and
         7.3.2 are satisfied;

                                    (d) An opinion of Irell & Manella LLP,
         counsel for Buyer, in substantially the form of EXHIBIT E; and

                                    (e) Such other documents as Seller may
         reasonably request in connection with the transactions contemplated by this Agreement.

         9. TERMINATION.

                  9.1. Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                        9.1.1. By the mutual written consent of Buyer and Seller;

                        9.1.2. By either party, upon written notice to the other party, if the transactions contemplated by this Agreement to take place at the Closing have not been consummated by the date which is 12 months after the date of this Agreement, for any reason other than (i) a breach or default by such party in the performance of any of its obligations under this Agreement or (ii) the failure of any representation or warranty of such party to be accurate; or

                        9.1.3. By either party at any time upon written notice to the other, if the other is in material breach or default of any of its covenants, agreements or other obligations in this Agreement or in any Transaction Document and fails to cure such breach or default
         (a) within the 30-day period following such written notice or, (b) if such breach or default is incapable of being cured within such 30-day period and the defaulting party promptly initiates and diligently pursues such cure to completion upon receipt of such notice, within a reasonable period of time.

                  9.2. Liabilities in Event of Termination. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate except for the parties respective obligations under Section 6.21 and 11.18. Notwithstanding a party's right to pursue remedies for breach of contract upon termination of this Agreement in accordance with Section 9.1, no remedies for breaches of representations and warranties will be available if this Agreement is terminated pursuant to Section 9.1. Furthermore, if the Closing does not occur, no party will be liable for any incidental, consequential, exemplary, special, or punitive damages in connection with any claim for breach of this Agreement.


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
         10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                  10.1. Survival of Representations and Warranties. The representations and warranties of the parties in this Agreement and the Transaction Documents will survive the Closing until 15 months after the Closing Date, except that (a) the representations and warranties relating to Taxes, ERISA and environmental matters will survive until 90 days after the expiration of the applicable statute of limitations and (b) the representations and warranties relating to Seller's title to, and the absence of Encumbrances (other than Permitted Encumbrances) on, the Assets and the representations and warranties contained in
         Section 5.9 will survive indefinitely and will not be merged into or otherwise limited by any deed or other conveyance document. The applicable periods of survival of the representations and warranties prescribed by this Section 10.1 are referred to as the "Survival Period." The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by a party in a written notice to the breaching party before such expiration. The covenants and agreements of the parties in this Agreement and the Transaction Documents will survive the Closing and will continue in full force and effect without limitation.

                  10.2. Indemnification by Seller. Following the Closing, Seller and AT&T Parent, jointly and severally, will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, partners, members, employees, agents, successors and assigns of any of such Persons and any Person claiming by or through any of them, from and against all Losses of or to Buyer or any such other indemnified Person resulting from or arising out of (a) any breach of any representation or warranty made by Seller in this Agreement (without regard to any materiality or similar qualifications contained therein), (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, and (c) any liability or obligation of Seller or relating to the Business not included in the Assumed Obligations and Liabilities.

                  10.3. Indemnification by Buyer. Following the Closing, Buyer will indemnify, defend and hold harmless Seller and Seller's shareholders, directors, officers, partners, members, employees, agents, successors and assigns, and any Person claiming by or through any of them, from and against all Losses of or to Seller or any such other indemnified Person resulting from or arising out of (a) any breach of any representation or warranty made by Buyer in this Agreement (without regard to any materiality or similar qualifications contained therein), (b) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement, (c) the failure by Buyer to assume and perform the Assumed Obligations and Liabilities, and (d) if Buyer waives the condition to Closing contained in Section
         7.2.4 that the Franchise Consent Ratio equal or exceed 90%, the transfer of Assets to Company or the transfer of the Company


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
         Interests to Buyer without having obtained the scheduled Required Consents (or deemed consents) with respect to any Franchise; provided, however, in no event shall clause (d) hereof be interpreted to reduce Buyer's rights to recover with respect to any breaches by Seller of its representations, warranties or covenants. All indemnification made by Buyer under this Agreement will be paid in Charter Class A Common Stock valued at the average for the 30 consecutive Trading Days ending the day before such payment of (i) the last reported sales prices, regular way, as reported on the principal national securities exchange on which such securities are listed or admitted for trading on each such Trading Day or (ii) if such securities are not listed or admitted for trading on any national securities exchange, the last reported sales prices, regular way, as reported on the Nasdaq National Market or, if such securities are not listed on the Nasdaq National Market, the average of the highest bid and lowest asked prices on each such Trading Day as reported on the Nasdaq Stock Market, or (iii) if such securities are not listed or admitted to trading on any national securities exchange, the Nasdaq National Market or the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on each such Trading Day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization (subject to adjustments to prevent dilution as provided in Section 3.2).

                  10.4. Third Party Claims. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense,
         (b) agrees in writing to the Indemnified Party to assume and pay the Indemnified Party's losses resulting from such Action, and (c) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party, unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party has been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the reasonable out of pocket fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section 10 will be paid by the Indemnifying Party, provided that the Indemnifying Party will not be obligated to pay the expenses of more than one separate counsel in each jurisdiction for each Indemnified Party so entitled to separate counsel. Expenses of counsel to the Indemnified Party will be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party and if there is no dispute as to the applicability of indemnification. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 10.4. No Indemnifying Party will settle or compromise any such Action without the prior written consent of the Indemnified Party (not to be unreasonably withheld); provided, however, in any Action (i) in which any relief other than the payment of money damages is sought against any Indemnified Party or (ii) in the case of any Action relating to the Indemnified Party's liability for any Tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any Tax for any period beginning after the Closing Date, the consent of the Indemnified Party may be withheld by the Indemnified Party in its sole and absolute discretion.

                  10.5. Limitations on Indemnification - Seller. Seller and AT&T Parent will not be liable, in the aggregate, for indemnification arising under Section 10.2(a) for any Losses of or to Buyer or any other person entitled to indemnification from Seller unless the amount of such Losses for which Seller and AT&T Parent would, but for the provisions of this Section 10.5, be liable plus the amounts for which Seller's Affiliates would be liable under Section 10.2(a) of the Related Agreement (disregarding the provisions of Section 10.5 of the Related Agreement) exceeds, on an aggregate basis, $1,750,000 (the "Threshold Amount,") provided that in determining whether the Threshold Amount has been exceeded, there will not be included any Losses arising from any single claim that is less than $10,000. If the Threshold Amount is exceeded, Seller and AT&T Parent will be liable, jointly and severally, for the full amount of all Losses (including any single claims for Losses of less than $10,000), which amount will be due and payable within 15 days after the later of (a) the date Seller receives a statement therefor and (b) the date an Action with respect to such Losses is settled or decided in accordance with section 10.4. Neither Seller nor AT&T Parent will be liable for punitive damages assessed for Buyer's conduct. The maximum aggregate amount that Seller and its Affiliates (including AT&T Parent) will be required to pay for indemnification arising under Section 10.2(a) of this Agreement and
         Section 10.2(a) of the Related Agreement in respect of all claims by all indemnified parties is $35,000,000. Notwithstanding the preceding, neither the minimum nor maximum limits specified in this Section 10.5 will apply to: (i) the obligation to pay post-Closing adjustments pursuant to Section 3.4; (ii) Seller's breach of its representations and warranties that it has title to, and the absence of Encumbrances (other than

         Permitted Encumbrances) on, the Assets owned by Seller; or (iii) any indemnification claims pursuant to Section 10.2(b) or 10.2(c), irrespective of whether such claims also constitute claims under
         Section 10.2(a)).

                  10.6. Limitations on Indemnification - Buyer. Buyer will not be liable for indemnification arising under Section 10.3(a) for any Losses of or to Seller or any other person entitled to indemnification from Buyer unless the amount of such Losses for which Buyer would, but for the provisions of this Section 10.6, be liable plus the amounts for which Buyer's Affiliates would be liable under Section 10.3(a) of the Related Agreement (disregarding the provisions of Section 10.6 of the Related Agreement) exceeds, on an aggregate basis, the Threshold Amount, provided that in determining whether the Threshold Amount has been exceeded, there will not be included any Losses arising from any single claim that is less than $10,000. If the Threshold Amount is exceeded, Seller will be liable for the full amount of all Losses (including any single claims for Losses of less than $10,000), which amount will be due and payable within 15 days after the later of (a) the date Buyer receives a statement therefor and (b) the date an Action with respect to such Losses is settled or decided in accordance with section 10.4. Buyer will not be liable for punitive damages assessed for Seller's conduct. The maximum aggregate amount that Buyer and its Affiliates will be required to pay for indemnification arising under
         Section 10.3(a) of this Agreement and Section 10.3(a) of the Related Agreement in respect of all claims by all indemnified parties is $35,000,000. Notwithstanding the preceding, neither the minimum nor maximum limits specified in this Section 10.6 will apply to: (i) the obligation to pay the Purchase Price, as adjusted; (ii) the obligation to pay post-Closing adjustments pursuant to Section 3.4; (iii) Company's obligation to assume and perform the Assumed Obligations and Liabilities; (iv) Buyer's breach of its representations and warranties in Section 5.9; or (v) any indemnification claims pursuant to Section 10.3(b), 10.3(c) or 10.3(d), irrespective of whether such claims also constitute claims under Section 10.3(a)).

                  10.7. Sole Remedy. Each party acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy against the other with respect to any breach of representation, warranty, covenant, agreement or obligation (other than any claim based on fraud or intentional tort and any claim arising under state or federal securities laws) will be pursuant to the indemnification provisions set forth in this Section 10.

                  10.8. Treatment of Indemnity and Other Payments. All indemnity and other payments made under this Agreement will be treated for all Tax purposes as adjustments to the Purchase Price.

         11. MISCELLANEOUS.

                  11.1. Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective


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         permitted assigns and successors in interest and will inure solely to the benefit of the parties and their respective permitted assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other party, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement.

                  11.2. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

                 To Buyer at:            c/o Charter Communications, Inc.
                                         12444 Powerscourt Drive, Suite 100
                                         St. Louis, Missouri 63124
                                         Attention:  Curtis S. Shaw, Esq.
                                         Senior Vice President, General Counsel
                                           & Secretary
                                         Fax:  (314) 965-8793

                 With a copy (which will not constitute notice) to:
                                         Irell & Manella LLP
                                         1800 Avenue of the Stars, Suite 900
                                         Los Angeles, California 90067
                                         Attention:  Alvin G. Segel, Esq.
                                         Fax:  (310) 203-7199

                 To Seller at:           c/o AT&T Broadband, LLC
                                         188 Inverness Drive West
                                         Englewood, Colorado  80112
                                         Attention: Alfredo Di Blasio
                                         Fax:  (303) 858-3456

                 With a copy similarly addressed to the attention of Karla Tartz, Esq., Fax: (303) 858-3487.

                 With a copy (which will not constitute notice) to:
                                         Sherman & Howard, L.L.C.
                                         633 Seventeenth Street
                                         Suite 3000
                                         Denver, Colorado 80202
                                         Attention:  Gregory J. Ramos, Esq.
                                         Fax:  (303) 298-0940


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
         Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this
         Section 11.2. All notices will be deemed to have been received on the date of actual receipt.

                  11.3. Attorneys' Fees. In the event of any action or suit based upon or arising out of this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

                  11.4. Right to Specific Performance. The parties acknowledge that the unique nature of the transaction contemplated by this Agreement renders money damages an inadequate remedy for the breach by either party of its obligations under this Agreement, and each party agrees that in the event of such breach, the non-breaching party will, upon proper action instituted by it, be entitled to seek a decree of specific performance of this Agreement.

                  11.5. Disclaimer of Warranty. Buyer and Seller agree that the representations and warranties of Seller contained in this Agreement and the Transaction Documents constitute the sole representations and warranties of Seller to Buyer in connection with the transaction contemplated hereby. BUYER ACKNOWLEDGES THAT EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, SELLER DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR ANY PART THEREOF.

                  11.6. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

                  11.7. Captions. The captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  11.8. Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF DELAWARE.

                  11.9. Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules will be deemed to be references to Articles and Sections of, and


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
         Exhibits and Schedules to, this Agreement unless the context will otherwise require. All Exhibits and Schedules attached hereto will be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule will have the meaning ascribed to such term in this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All accounting terms not otherwise defined in this Agreement will have the same meanings ascribed to them under generally acceptable accounting principles as in effect from time to time in the United States, consistently applied.

                  11.10. Rights Cumulative. Subject to the limitations set forth in Section 10.7, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

                  11.11. Further Actions. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement. Seller will, upon Buyer's request given at any time after the Closing through the date that is 15 months following the Closing, provide Buyer with a duly executed assignment in recordable form for each Real Property lease assigned to Company at Closing pursuant to the Bill of Sale, which lease is, or as to which a memorandum of lease is, recorded in the applicable public real property records.

                  11.12. Time. Time is of the essence under this Agreement. If the last day permitted for giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

                  11.13. Late Payments. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to


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
         time by The Bank of New York as its prime rate (the "Prime Rate") plus 3%, adjusted as and when changes in the Prime Rate are made.

                  11.14. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original. This Agreement will become binding when one or more counterparts, individually or taken together, bear the signatures of all parties to this Agreement. Delivery of an executed signature page of this Agreement by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

                  11.15. Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement), other Agreements entered into by Buyer, Seller and their respective Affiliates as of the date of this Agreement, and the Transaction Documents contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

                  11.16. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

                  11.17. Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

                  11.18. Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

                  11.19. Commercially Reasonable Efforts. For purposes of this Agreement, unless a different standard is expressly provided with respect to any particular matter, any requirement herein that a party use "commercially reasonable efforts" will not be deemed to require that party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

                  11.20. Guaranty and Suretyship Matters. AT&T Parent acknowledges that, notwithstanding that it is not a party to this Agreement (other than with respect to Article 10), it will receive, in connection with the consummation of the transactions contemplated by this Agreement, fair and adequate consideration for its indemnification obligations under this Agreement. AT&T Parent therefore agrees that it will be deemed for all purposes to be a primary obligor under each of such obligations, and not a guarantor or surety. Notwithstanding the foregoing, to the extent that any of the covenants or agreements in this Agreement are determined by a court of competent jurisdiction to be a guaranty (in such case, the "Guaranty") by AT&T Parent of indemnity obligations (in such case, the "Guaranteed Obligations") of any other person or entity (in such case the "Underlying Obligor"), then, such Guaranty will be continuing, absolute and unconditional (subject only to the applicable terms and conditions of this Agreement) and, to the maximum extent permitted by applicable law, AT&T Parent hereby:

                        11.20.1. Authorizes any beneficiary of such Guaranty (the "Beneficiary"), from time to time in such Beneficiary's sole discretion, and without notice to or demand upon AT&T Parent (i) to amend, extend, waive, restructure or otherwise modify the Guaranteed Obligations in whole or part, (ii) to release, compromise, collect, settle or otherwise liquidate the Guaranteed Obligations in whole or part, (iii) to take, hold, exchange, enforce, waive, release and otherwise deal with collateral for the Guaranteed Obligations, and (iv) to add, release or substitute any one or more endorser(s) or other guarantor(s) for the Guaranteed Obligations;

                        11.20.2. Agrees that:

                                    (i) if any one or more of the foregoing
         actions are taken;

                                    (ii) if there is any change in the structure
         or existence of the Underlying Obligor; or

                                    (iii) if there occurs any other action,
         event or circumstance whatsoever which constitutes or might be deemed to constitute an equitable or legal discharge of an Underlying Obligor with respect to the Guaranteed Obligations or of AT&T Parent with respect to the Guaranty, whether in bankruptcy or otherwise;

         then (in the case of each of (i), (ii) and (iii)), such action, event or circumstance shall not impair, reduce, release or otherwise mitigate AT&T Parent's liability under the Guaranty or the Guaranteed Obligations;

                        11.20.3. Waives its right to assert against any Beneficiary as a defense (legal or equitable), setoff, counterclaim or cross-claim in connection with the Guaranty, any defense (legal or equitable), setoff, counterclaim or cross-claim AT&T Parent may now or in the future have against the Underlying Obligor or any other person or entity;

                        11.20.4. Waives all defenses, counterclaims and setoffs arising from the present or future lack of perfection, sufficiency, validity or


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         enforceability of the Guaranteed Obligations or any security therefor or documents relating thereto;

                        11.20.5. Waives any defense arising by reason of any claim or defense based upon an election of remedies by a Beneficiary;

                        11.20.6. Waives all notices of acceptance, presentments, demand for performance, protests, diligence, notices of nonperformance or default, and all other notices or formalities which AT&T Parent may otherwise be entitled to under applicable law;

                        11.20.7. Waives all rights to require a Beneficiary to prosecute or seek enforcement of any remedies against an Underlying Obligor or any other person or entity liable on account of the Guaranteed Obligations, or to require a Beneficiary to seek to enforce or resort to any remedies with respect to any security interests, liens, encumbrances, collateral or other security for the Guaranteed Obligations; and

                        11.20.8. Agrees that AT&T Parent will have no right of subrogation, reimbursement, exoneration or contribution against the Underlying Obligor with respect to the Guaranty, and irrevocably waives any such rights and any rights to participate in any security now or hereafter held by a Beneficiary in connection with the Guaranteed Obligations.

                            [SIGNATURE PAGE FOLLOWS]


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
         The parties have executed this Agreement as of the day and year first above written.

                                       CHARTER COMMUNICATIONS, INC.



                                       By:   /s/ Curtis S. Shaw
                                           -------------------------------------
                                             Curtis S. Shaw
                                             Senior Vice President



                                       TCI TKR OF ALABAMA, INC.

                                       TCI SOUTHEAST, INC.



                                       Each by:   /s/ Alfredo Di Blasio
                                               ---------------------------------
                                                   Alfredo Di Blasio
                                                   Vice President








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